Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-220887

PROSPECTUS

6,111,770 Shares

Digital Realty Trust, Inc.

Common Stock

This prospectus relates to the possible issuance of up to 6,111,770 shares of our common stock in exchange for common limited partnership interests, or common units, in Digital Realty Trust, L.P., our operating partnership, upon any redemption by one or more of the limited partners pursuant to their contractual rights, and the possible resale from time to time of some or all of such shares of common stock by the selling stockholders named in this prospectus. We are registering the applicable shares of our common stock to provide the selling stockholders with freely tradable securities. The registration of the shares of our common stock covered by this prospectus does not necessarily mean that any of the holders of common units will redeem their common units, that upon any such redemption we will elect, in our sole and absolute discretion, to exchange some or all of the common units for common stock rather than cash, or that any shares of our common stock received in exchange for common units will be sold by the selling stockholders.

We will receive no proceeds from any issuance of the shares of our common stock covered by this prospectus to the selling stockholders or from any sale of such shares by the selling stockholders, but we have agreed to pay certain registration expenses.

Our common stock currently trades on the New York Stock Exchange, or NYSE, under the symbol “DLR”. On November 20, 2017, the last reported sales price of our common stock on the NYSE was $117.41 per share.

See “Risk Factors” beginning on page 2 for certain risk factors relevant to an investment in our common stock.

Neither the Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 21, 2017

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our,” “our company” or “the company” refer to Digital Realty Trust, Inc., a Maryland corporation, together with its consolidated subsidiaries, including Digital Realty Trust, L.P., a Maryland limited partnership, of which Digital Realty Trust, Inc. is the sole general partner. Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “our operating partnership” or “the operating partnership” refer to Digital Realty Trust, L.P. together with its consolidated subsidiaries.

You should rely only on the information contained in this prospectus or incorporated by reference. Neither we nor any of the selling stockholders named herein have authorized anyone to provide you with information or make any representation that is different. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates and this prospectus is not an offer to sell or a solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus is correct on any date after the date of the prospectus even though this prospectus is delivered or shares are sold pursuant to the prospectus at a later date. Since the date of this prospectus, our business, financial condition, results of operations or prospects may have changed.

OUR COMPANY

We own, acquire, develop and operate data centers. We are focused on providing data center, colocation and interconnection solutions for domestic and international tenants across a variety of industry verticals ranging from financial services, cloud and information technology services, to manufacturing, energy, health care, and consumer products. Digital Realty Trust, L.P., a Maryland limited partnership, is the entity through which Digital Realty Trust, Inc., a Maryland corporation, conducts its business and owns its assets. Digital Realty Trust, Inc. operates as a REIT for U.S. federal income tax purposes.

We are diversified in major metropolitan areas where data center and technology tenants are concentrated, including the Atlanta, Boston, Chicago, Dallas, Los Angeles, New York, Northern Virginia, Phoenix, San Francisco, Seattle and Silicon Valley metropolitan areas in the United States, the Amsterdam, Dublin, Frankfurt, London and Paris metropolitan areas in Europe and the Singapore, Sydney, Melbourne, Hong Kong and Osaka metropolitan areas in the Asia Pacific region. The types of properties within our portfolio include:

•	Data centers, which provide secure, continuously available environments for the exchange, processing and storage of critical electronic information. Data centers are used for digital communication, disaster recovery purposes, transaction processing and housing corporate IT operations;

•	Internet gateway datacenters, which serve as hubs for Internet and data communications within and between major metropolitan areas; and

•	Office and other non-data center space.

Unlike traditional office and flex/research and development space, the location of and improvements to our facilities, including network density, interconnection infrastructure and connectivity-centric customers in certain of our facilities, are generally essential to our tenants’ businesses, which we believe results in high occupancy levels, longer average lease terms and customer relationships and lower turnover. In addition, many of our properties have tenant improvements that have been installed at our tenants’ expense. The tenant improvements in our facilities are generally readily adaptable for use by similar tenants.

Digital Realty Trust, Inc. was incorporated in the state of Maryland on March 9, 2004. Digital Realty Trust, L.P. was organized in the state of Maryland on July 21, 2004. Our principal executive offices are located at Four Embarcadero Center, Suite 3200, San Francisco, California 94111. Our telephone number at that location is (415) 738-6500. Our website is located at www.digitalrealty.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

RISK FACTORS

Investment in our common stock involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, the risks discussed below and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, before exchanging common units for shares of our common stock or purchasing shares of our common stock from the selling stockholders. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Forward-Looking Statements.”

Risks Related to Exchange of Common Units for Common Stock

The exchange of common units for our common stock is a taxable transaction.

The exchange of the common units for shares of our common stock will be treated for tax purposes as a sale of the common units by the limited partner making the exchange. A limited partner will recognize gain or loss for income tax purposes in an amount equal to the fair market value of the shares of our common stock received in the exchange, plus the amount of the operating partnership’s liabilities allocable to the common units being exchanged, less the limited partner’s adjusted tax basis in the common units exchanged. The recognition of any loss resulting from an exchange of common units for shares of our common stock is subject to a number of limitations set forth in the Code. It is possible that the amount of gain recognized or even the tax liability resulting from the gain could exceed the value of the shares of our common stock received upon the exchange. In addition, the ability of a limited partner to sell a substantial number of shares of our common stock in order to raise cash to pay tax liabilities associated with the exchange of our common units may be restricted and, as a result of stock price fluctuations, the price the holder receives for the shares of our common stock may not equal the value of the common units at the time of the exchange. Accordingly, a limited partner may need to fund a tax liability with respect to any gain from sources other than shares of our common stock.

An investment in our common stock is different from an investment in common units.

If a limited partner exchanges his or her common units for shares of our common stock, he or she will become one of our stockholders rather than a limited partner in our operating partnership. Although an investment in our common stock is similar to an investment in common units, there are also differences between ownership of common units and ownership of our common stock. These differences include:

•	form of organization;

•	management control;

•	voting and consent rights;

•	liquidity; and

•	U.S. federal income tax considerations.

See “Exchange of Common Units for Common Stock.”

Risks Related to Ownership of Our Common Stock

Market interest rates and other factors may affect the value of our common stock.

One of the factors that will influence the price of our common stock will be the dividend yield on our common stock relative to market interest rates. An increase in market interest rates could cause the market price of our common stock to go down. The trading price of the shares of our common stock will also depend on many other factors, which may change from time to time, including:

•	the market for similar securities;

•	the attractiveness of REIT securities in comparison to the securities of other companies, taking into account, among other things, the higher tax rates imposed on dividends paid by REITs;

•	government action or regulation;

•	general economic conditions or conditions in the financial or real estate markets; and

•	our financial condition, performance and prospects.

Our global revolving credit facility and term loan facility may limit our ability to pay distributions to our common stockholders.

Our operating partnership’s global revolving credit facility and term loan facility prohibit us from making distributions to our stockholders, or redeeming or otherwise repurchasing shares of our capital stock, including our common stock, after the occurrence and during the continuance of an event of default, except in limited circumstances including as necessary to enable us to maintain our qualification as a REIT and to avoid the payment of income or excise tax. Consequently, after the occurrence and during the continuance of an event of default under our global revolving credit facility or term loan facility, we may not be able to pay all or a portion of the dividends payable to the holders of our common stock.

The number of shares available for future sale could adversely affect the market price of our common stock.

We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will decrease the market price per share of our common stock. Sales of a substantial number of shares of our common stock in the public market, or upon exchange of units, or the perception that such sales might occur could materially adversely affect the market price of the shares of our common stock.

The exchange of units for common stock, equity awards granted to directors, executive officers and other employees under our incentive award plan, the issuance of our common stock or units in connection with property, portfolio or business acquisitions and other issuances of our common stock could have an adverse effect on the market price of the shares of our common stock, and the existence of units, options and shares of our common stock reserved for issuance as equity awards or upon exchange of units may materially adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities. In addition, future issuances of shares of our common stock may be dilutive to existing stockholders.

The market price and trading volume of our common stock may be volatile.

The market price of our common stock may be volatile. In addition, over the last several years, prices of equity securities in the U.S. trading markets have been experiencing extreme price fluctuations, and the market price of our common stock has also fluctuated significantly during this period. As a result of these and other factors, investors who purchase common stock in this offering may experience a decrease, which could be substantial and rapid, in the market price of the common stock, including decreases unrelated to our operating performance or prospects. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future.

Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our quarterly operating results or dividends;

•	changes in our funds from operations or earnings estimates;

•	publication of research reports about us, the real estate industry or the technology industry;

•	increases in market interest rates that lead purchasers of our shares to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any additional debt we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community;

•	the realization of any of the other risk factors presented or incorporated by reference in this prospectus supplement;

•	any determination in the future to pay a dividend partially in shares of our own stock; and

•	general market and economic conditions.

Future offerings of debt, which would be senior to our common stock upon liquidation, and/or preferred equity securities which may be senior to our common stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of our common stock.

In the future, we may increase our capital resources by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution. Our series C cumulative redeemable preferred stock, series G cumulative redeemable preferred stock, series H cumulative redeemable perpetual preferred stock, series I cumulative redeemable preferred stock and series J cumulative redeemable preferred stock have a preference on liquidating distributions and a preference on dividend payments that could limit our ability to pay a dividend or make another distribution to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

Our ability to pay dividends is limited by the requirements of Maryland law.

Our ability to pay dividends on the common stock is limited by the laws of Maryland. Under applicable Maryland law, a Maryland corporation generally may not make a distribution if, after giving effect to the distribution, the corporation would not be able to pay its debts as the debts become due in the usual course of business, or the corporation’s total assets would be less than the sum of its total liabilities plus, unless the corporation’s charter provides otherwise, the amount that would be needed, if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. Accordingly, we generally may not make a distribution on the common stock if, after giving effect to the distribution, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus, unless the terms of such class or series provide otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of the holders of shares of any class or series of preferred stock then outstanding, if any, with preferences senior to those of the common stock.

Dividends on our common stock do not qualify for the reduced tax rates available for some dividends.

Income from “qualified dividends” payable to U.S. stockholders that are individuals, trusts and estates are generally subject to tax at preferential rates. Dividends payable by REITs, including the dividends on our common stock, however, generally are not eligible for the preferential tax rates applicable to qualified dividend income. Although these rules do not adversely affect our taxation or the dividends payable by us, to the extent that the preferential rates continue to apply to regular corporate qualified dividends, investors who are individuals, trusts and estates may perceive an investment in us to be relatively less attractive than an investment in the stock of a non-REIT corporation that pays dividends, which could materially and adversely affect the value of the shares of, and per share trading price of, our capital stock, including the common stock.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains “forward-looking statements” within the meaning of the federal securities laws. Also, documents we subsequently file with the SEC and incorporate by reference will contain forward-looking statements. In particular, statements pertaining to our capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, all of our statements regarding anticipated market conditions, demographics and results of operations are forward-looking statements.

Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described or that they will happen at all. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and discussions which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	the impact of current global economic, credit and market conditions;

•	current local economic conditions in our geographic markets;

•	decreases in information technology spending, including as a result of economic slowdowns or recession;

•	adverse economic or real estate developments in our industry or the industry sectors that we sell to (including risks relating to decreasing real estate valuations and impairment charges);

•	our dependence upon significant tenants;

•	bankruptcy or insolvency of a major tenant or a significant number of smaller tenants;

•	defaults on or non-renewal of leases by tenants;

•	our failure to obtain necessary debt and equity financing;

•	risks associated with using debt to fund our business activities, including re-financing and interest rate risks, our failure to repay debt when due, adverse changes in our credit ratings or our breach of covenants or other terms contained in our loan facilities and agreements;

•	financial market fluctuations;

•	changes in foreign currency exchange rates;

•	our inability to manage our growth effectively;

•	difficulty acquiring or operating properties in foreign jurisdictions;

•	our failure to successfully integrate and operate acquired or developed properties or businesses;

•	the suitability of our properties and data center infrastructure, delays or disruptions in connectivity, failure of our physical and information security infrastructure or services or availability of power;

•	risks related to joint venture investments, including as a result of our lack of control of such investments;

•	delays or unexpected costs in development of properties;

•	decreased rental rates, increased operating costs or increased vacancy rates;

•	increased competition or available supply of data center space;

•	our inability to successfully develop and lease new properties and development space;

•	difficulties in identifying properties to acquire and completing acquisitions;

•	our inability to acquire off-market properties;

•	our inability to comply with the rules and regulations applicable to reporting companies;

•	Digital Realty Trust, Inc.’s failure to maintain its status as a REIT for U.S. federal income tax purposes;

•	possible adverse changes to tax laws;

•	restrictions on our ability to engage in certain business activities;

•	environmental uncertainties and risks related to natural disasters;

•	losses in excess of our insurance coverage;

•	changes in foreign laws and regulations, including those related to taxation and real estate ownership and operation; and

•	changes in local, state and federal regulatory requirements, including changes in real estate and zoning laws and increases in real property tax rates.

For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors,” including the risks incorporated therein, from Digital Realty Trust, Inc.’s and Digital Realty Trust, L.P.’s most recent combined Annual Report on Form 10-K, as updated by our subsequent filings, including filings we make after the date of this prospectus. While forward-looking statements reflect our good faith beliefs, they are not guaranties of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part pursuant to our contractual obligation to the holders of our common units named in the section entitled “Selling Stockholders.” We will not receive any of the proceeds from the issuance of shares of our common stock to such holders or the resale of shares of our common stock from time to time by such holders. However, we will pay registration expenses, which we estimate to be approximately $88,327.06.

DESCRIPTION OF SECURITIES

The following summary of the terms of the stock of our company does not purport to be complete and is subject to and qualified in its entirety by reference to our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 315 million shares of our common stock, $0.01 par value per share, and 110 million shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors to increase or decrease the aggregate number of authorized shares or the number of shares of any class or series without stockholder approval. As of November 3, 2017, 205,442,570 shares of our common stock, 8,050,000 shares of the company’s series C preferred stock, 10,000,000 shares of the company’s series G preferred stock, 14,600,000 shares of the company’s series H preferred stock, 10,000,000 shares of the company’s series I preferred stock and 8,000,000 shares of the company’s series J preferred stock were issued and outstanding. The 205,442,570 shares of our common stock exclude the 6,111,770 shares of common stock which we may issue in exchange for presently outstanding common units which may be tendered for redemption to our operating partnership pursuant to this prospectus. Under Maryland law, stockholders generally are not liable for the corporation’s debts or obligations.

Common Stock

All outstanding shares of the common stock are duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of the company’s charter regarding the restrictions on transfer of stock, holders of shares of the common stock are entitled to receive dividends on such stock if, as and when authorized by the company’s board of directors out of assets legally available therefor and declared by the company and to share ratably in the assets of the company legally available for distribution to the company’s stockholders in the event of the company’s liquidation, dissolution or winding up after payment or establishment of reserves for all known debts and liabilities of the company.

Subject to the provisions of the company’s charter regarding the restrictions on transfer of stock and except as may be otherwise specified therein with respect to any class or series of common stock, each outstanding share of the common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of the company’s board of directors, which means that the holders of a majority of the outstanding shares of the common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of the common stock have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any securities of the company and generally have no appraisal rights unless the company’s board of directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights. Subject to the provisions of the company’s charter regarding the restrictions on transfer of stock, shares of the common stock will have equal dividend, liquidation and other rights.

Under the Maryland General Corporation Law, or MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless the action is approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Except for certain charter amendments relating to the removal of directors and the vote required for certain amendments, the company’s charter provides that these actions may be taken if declared advisable by a majority of the company’s board of directors and approved by the vote of stockholders entitled to cast a majority of the votes entitled to be cast on the matter. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. In addition, operating assets may be held by a corporation’s subsidiaries, as in the company’s situation, and these subsidiaries may be able to transfer all or substantially all of such assets without a vote of the parent corporation’s stockholders.

The company’s charter authorizes its board of directors to reclassify any unissued shares of the common stock into other classes or series of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Preferred Stock

The company’s charter authorizes its board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series into other classes or series of stock. Prior to the issuance of shares of each class or series, the company’s board of directors is required by the MGCL and the company’s charter to set, subject to the provisions of the company’s charter regarding the restrictions on transfers of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, the company’s board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control of the company that might involve a premium price for holders of the common stock or otherwise be in their best interest.

6.625% Series C Cumulative Redeemable Perpetual Preferred Stock

We currently have outstanding 8,050,000 shares of our 6.625% series C cumulative redeemable perpetual preferred stock, or series C preferred stock. Dividends are cumulative on our series C preferred stock from the date of original issuance in the amount of approximately $1.65625 per share each year, which is equivalent to 6.625% of the $25.00 liquidation preference per share. Dividends on our series C preferred stock are payable quarterly in arrears. Our series C preferred stock does not have a stated maturity date and is not subject to any sinking fund or mandatory redemption provisions. Upon liquidation, dissolution or winding up, our series C preferred stock will rank senior to our common stock with respect to the payment of distributions and other amounts. We are not allowed to redeem our series C preferred stock before May 15, 2021, except in limited circumstances to preserve our status as a REIT. On or after May 15, 2021, we may, at our option, redeem our series C preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends on such series C preferred stock up to but excluding the redemption date. Holders of our series C preferred stock generally have no voting rights except for limited voting rights if we fail to pay dividends for six or more quarterly periods (whether or not consecutive) and in certain other circumstances. Our series C preferred stock is not convertible into or exchangeable for any other property or securities of our company except in certain circumstances in connection with a change of control.

5.875% Series G Cumulative Redeemable Preferred Stock

We currently have outstanding 10,000,000 shares of our 5.875% series G cumulative redeemable preferred stock, or series G preferred stock. Dividends are cumulative on our series G preferred stock from the date of original issuance in the amount of approximately $1.46875 per share each year, which is equivalent to 5.875% of the $25.00 liquidation preference per share. Dividends on our series G preferred stock are payable quarterly in arrears. Our series G preferred stock does not have a stated maturity date and is not subject to any sinking fund or mandatory redemption provisions. Upon liquidation, dissolution or winding up, our series G preferred stock will rank senior to our common stock with respect to the payment of distributions and other amounts. We are not allowed to redeem our series G preferred stock before April 9, 2018, except in limited circumstances to preserve our status as a REIT. On or after April 9, 2018, we may, at our option, redeem our series G preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends on such series G preferred stock up to but excluding the redemption date. Holders of our series G preferred stock generally have no voting rights except for limited voting rights if we fail to pay dividends for six or more quarterly periods (whether or not consecutive) and in certain other circumstances. Our series G preferred stock is not convertible into or exchangeable for any other property or securities of our company except in certain circumstances in connection with a change of control.

7.375% Series H Cumulative Redeemable Preferred Stock

We currently have outstanding 14,600,000 shares of our 7.375% series H cumulative redeemable preferred stock, or series H preferred stock. Dividends are cumulative on our series H preferred stock from the date of original issuance in the amount of approximately $1.84375 per share each year, which is equivalent to 7.375% of the $25.00 liquidation preference per share. Dividends on our series H preferred stock are payable quarterly in arrears. Our series H preferred stock does not have a stated maturity date and is not subject to any sinking fund or mandatory redemption provisions. Upon liquidation, dissolution or winding up, our series H preferred stock will rank senior to our common stock with respect to the payment of distributions and other amounts. We are not allowed to redeem our series H preferred stock before March 26, 2019, except in limited circumstances to preserve our status as a REIT. On or after March 26, 2019, we may, at our option, redeem our series H preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends on such series H preferred stock up to but excluding the redemption date. Holders of our series H preferred stock generally have no voting rights except for limited voting rights if we fail to pay dividends for six or more quarterly periods (whether or not consecutive) and in certain other circumstances. Our series H preferred stock is not convertible into or exchangeable for any other property or securities of our company except in certain circumstances in connection with a change of control.

6.350% Series I Cumulative Redeemable Preferred Stock

We currently have outstanding 10,000,000 shares of our 6.350% series I cumulative redeemable preferred stock, or series I preferred stock. Dividends are cumulative on our series I preferred stock from the date of original issuance in the amount of approximately $1.5875 per share each year, which is equivalent to 6.350% of the $25.00 liquidation preference per share. Dividends on our series I preferred stock are payable quarterly in arrears. Our series I preferred stock does not have a stated maturity date and is not subject to any sinking fund or mandatory redemption provisions. Upon liquidation, dissolution or winding up, our series I preferred stock will rank senior to our common stock with respect to the payment of distributions and other amounts. We are not allowed to redeem our series I preferred stock before August 24, 2020, except in limited circumstances to preserve our status as a REIT. On or after August 24, 2020, we may, at our option, redeem our series I preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends on such series I preferred stock up to but excluding the redemption date. Holders of our series I preferred stock generally have no voting rights except for limited voting rights if we fail to pay dividends for six or more quarterly periods (whether or not consecutive) and in certain other circumstances. Our series I preferred stock is not convertible into or exchangeable for any other property or securities of our company except in certain circumstances in connection with a change of control.

5.250% Series J Cumulative Redeemable Preferred Stock

We currently have outstanding 8,000,000 shares of our 5.250% series J cumulative redeemable preferred stock, or series J preferred stock. Dividends are cumulative on our series J preferred stock from the date of original issuance in the amount of approximately $1.3125 per share each year, which is equivalent to 5.250% of the $25.00 liquidation preference per share. Dividends on our series J preferred stock are payable quarterly in arrears. Our series J preferred stock does not have a stated maturity date and is not subject to any sinking fund or mandatory redemption provisions. Upon liquidation, dissolution or winding up, our series J preferred stock will rank senior to our common stock with respect to the payment of distributions and other amounts. We are not allowed to redeem our series J preferred stock before August 7, 2022, except in limited circumstances to preserve our status as a REIT. On or after August 7, 2022, we may, at our option, redeem our series J preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends on such series J preferred stock up to but excluding the redemption date. Holders of our series J preferred stock generally have no voting rights except for limited voting rights if we fail to pay dividends for six or more quarterly periods (whether or not consecutive) and in certain other circumstances. Our series J preferred stock is not convertible into or exchangeable for any other property or securities of our company except in certain circumstances in connection with a change of control.

Power to Increase Authorized Stock and Issue Additional Shares of our Common Stock and Preferred Stock

The company’s board of directors has the power to amend the company’s charter from time to time without stockholder approval to increase or decrease the number of authorized shares of stock, to issue additional authorized but unissued shares of the common stock or preferred stock and to classify or reclassify unissued shares of the common stock or preferred stock into other classes or series of stock and thereafter to cause the company to issue such classified or reclassified shares of stock. The company believes these powers provide it with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. Subject to the limited rights of holders of the company’s series C preferred stock, series G preferred stock, series H preferred stock, series I preferred stock or series J preferred stock and each other parity class or series of preferred stock, voting together as a single class, to approve certain issuances of senior classes or series of stock, the additional classes or series, as well as the common stock, will be available for issuance without further action by the company’s stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which the company’s securities may be listed or traded. Although the company’s board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of the company that might involve a premium price for the company’s stockholders or otherwise be in their best interest.

Restrictions on Ownership and Transfer

In order for the company to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, the company’s stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

The company’s charter contains restrictions on the ownership and transfer of the common stock, preferred stock and capital stock that are intended to assist the company in complying with these requirements and continuing to qualify as a REIT. The relevant sections of the company’s charter provide that, subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of the common stock or of any series of preferred stock, or more than 9.8% of the value of the company’s outstanding capital stock. The company refers to these restrictions as the

“common stock ownership limit,” the “preferred stock ownership limit” and the “aggregate stock ownership limit,” respectively. A person or entity that becomes subject to one of the ownership limits by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a “purported beneficial transferee” if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of the common stock, any series of the company’s preferred stock, or the company’s capital stock, as applicable, or is referred to as a “purported record transferee” if, had the violative transfer been effective, the person or entity would have been solely a record owner of the common stock, any series of the company’s preferred stock, or the company’s capital stock, as applicable.

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of the common stock or any series of the company’s preferred stock or less than 9.8% of the value of the company’s outstanding capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, the company’s capital stock) by an individual or entity could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively more than 9.8% of the company’s outstanding common stock or a series of the company’s preferred stock or capital stock, as applicable, and thereby subject such stock to the applicable ownership limit.

The company’s board of directors may, in its sole discretion waive, prospectively or retroactively, the common stock ownership limit or aggregate stock ownership limit with respect to a particular stockholder if it:

•	determines that such waiver will not cause any individual’s beneficial ownership of shares of the company’s capital stock to violate the aggregate stock ownership limit and that any exemption from the applicable ownership limit will not jeopardize the company’s status as a REIT; and

•	determines that such stockholder does not and will not own, actually or constructively, an interest in a tenant of the company (or a tenant of any entity owned in whole or in part by the company) that would cause the company to own, actually or constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant or that any such ownership would not cause the company to fail to qualify as a REIT under the Code.

The company’s board of directors may also, in its sole discretion waive, prospectively or retroactively, the preferred stock ownership limit with respect to a particular stockholder if it determines that such waiver will not: (1) cause any individual’s beneficial ownership of shares of the company’s capital stock to violate the aggregate stock ownership limit, or (2) jeopardize the company’s status as a REIT.

As a condition of the company’s waiver, the company’s board of directors may require an opinion of counsel or IRS ruling satisfactory to the company’s board of directors, and/or representations or undertakings from the applicant with respect to preserving the company’s REIT status.

In connection with a waiver of an ownership limit or at any other time, the company’s board of directors may increase the applicable ownership limit for one or more persons and decrease the applicable ownership limit for all other persons and entities; provided, however, that the decreased ownership limit will not be effective for any person or entity whose percentage ownership in the common stock, any series of the company’s preferred stock or capital stock, as applicable, exceeds the decreased ownership limit until such time as such person or entity’s percentage ownership equals or falls below the decreased ownership limit; but any further acquisition of the company’s common, preferred or capital stock, as applicable, in excess of such percentage ownership will be in violation of the applicable ownership limit. Additionally, the new ownership limit, as applicable, may not allow five or fewer stockholders to beneficially own more than 49% in value of the company’s outstanding capital stock.

The company’s charter further prohibits:

•	any person from beneficially or constructively owning shares of the company’s stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause the company to fail to qualify as a REIT; and

•	any person from transferring shares of the company’s capital stock if such transfer would result in shares of the company’s stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of the company’s stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to the company and provide the company with such other information as it may request in order to determine the effect of such transfer on the company’s status as a REIT. The foregoing provisions on transferability and ownership will not apply if the company’s board of directors determines that it is no longer in the company’s best interests to attempt to qualify, or to continue to qualify, as a REIT.

Pursuant to the company’s charter, if any purported transfer of the company’s stock or any other event would otherwise result in any person violating the ownership limits or such other limit as established by the company’s board of directors or would result in the company being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, then that number of shares in excess of the applicable ownership limit or causing us to be “closely held” or otherwise to fail to qualify as a REIT (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by the company and the intended transferee will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the trust. Any dividend or other distribution paid to the purported record transferee that are owed by the purported record transferee to the trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust, and the trustee may reduce the amount payable to the purported record transferee upon the sale of the shares transferred to the trustee (as described below) by the amount of any such dividends or other distributions which have not been repaid to the trustee. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent a violation of the applicable ownership limit or the company’s being “closely held” or otherwise failing to qualify as a REIT, then the company’s charter provides that the transfer of the shares in excess of the ownership limit will be void. If any transfer would result in shares of the company’s stock being beneficially owned by fewer than 100 persons, then any such purported transfer will be void and of no force or effect and the intended transferee will acquire no rights in the shares.

Shares of the company’s stock transferred to the trustee are deemed offered for sale to the company, or the company’s designee, at a price per share equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of the company’s stock at market price, the last sales price reported on the NYSE on the trading day immediately preceding the day of the event which resulted in the transfer of such shares of the company’s stock to the trust) and (2) the market price on the date the company, or its designee, accepts such offer. The company may reduce the amount payable to the purported record transferee by the amount of dividends and distributions which have been paid to the purported record transferee and are owed by the purported record transferee to the trustee. The company will pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. The company has the right to accept such offer until the trustee has sold the shares of the company’s stock held in the trust pursuant to the clauses discussed below. Upon a sale to the company, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.

If the company does not buy the shares, the trustee must, within 20 days of receiving notice from the company of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the common stock ownership limit or the preferred stock ownership limit, as applicable, and the aggregate stock ownership limit or such other limit as established by the company’s board of directors. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (1) the price paid by the purported record transferee or owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last sales price reported on the NYSE on the trading day immediately preceding the day of the event which resulted in the transfer of such shares of the company’s stock to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee may reduce the amount payable to the purported record transferee by the amount of dividends and distributions which have been paid to the purported record transferee and are owed by the purported record transferee to the trustee. Any net sales proceeds in excess of the amount payable to the purported record transferee will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by the company that shares of the company’s stock have been transferred to a trust, such shares of stock are sold by a purported record transferee, then such shares shall be deemed to have been sold on behalf of the trust and to the extent that the purported record transferee received an amount for or in respect of such shares that exceeds the amount that such purported record transferee was entitled to receive, such excess amount shall be paid to the trustee upon demand. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee.

The trustee will be designated by the company and will be unaffiliated with the company and with any purported record transferee or purported beneficial transferee. Prior to the sale of any shares in excess of the common stock ownership limit, the preferred stock ownership limit or the aggregate stock ownership limit by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by the company with respect to the shares in excess of the applicable ownership limit, and may also exercise all voting rights with respect to such shares.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a purported record transferee prior to the company’s discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if the company has already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

In addition, if the company’s board of directors or other permitted designees determine in good faith that a proposed transfer would violate the restrictions on ownership and transfer of the company’s stock set forth in the company’s charter, the company’s board of directors or other permitted designees will take such action as it deems or they deem advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing the company to redeem shares of common stock or preferred stock, refusing to give effect to the transfer on the company’s books or instituting proceedings to enjoin the transfer.

Any beneficial owner or constructive owner of shares of the company’s stock and any person or entity (including the stockholder of record) who is holding shares of the company’s stock for a beneficial owner must, on request, provide the company with a completed questionnaire containing the information regarding the ownership of such shares, as set forth in the applicable Treasury Regulations. In addition, any person or entity that is a beneficial owner or constructive owner of shares of the company’s stock and any person or entity (including the stockholder of record) who is holding shares of the company’s stock for a beneficial owner or constructive owner shall, on request, be required to disclose to the company in writing such information as the company may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of shares of the company’s stock on the company’s status as a REIT and to ensure compliance with the common stock ownership limit, the preferred stock ownership limit and the aggregate stock ownership limit, or as otherwise permitted by the company’s board of directors.

All certificates representing shares of the company’s common stock and preferred stock bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of the company that might involve a premium price for the company’s stock or otherwise be in the best interest of the company’s stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and our preferred stock is American Stock Transfer & Trust Company, LLC.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF DIGITAL REALTY TRUST, L.P.

The following is only a summary of certain terms and provisions of the Sixteenth Amended and Restated Agreement of Limited Partnership of Digital Realty Trust, L.P., as amended, which we refer to as the partnership agreement, and is subject to, and qualified in its entirety by, the partnership agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Voting Rights

Under the partnership agreement, Digital Realty Trust, Inc., as the operating partnership’s sole general partner, exercises exclusive and complete responsibility and discretion in the operating partnership’s day-to-day management and control, can cause the operating partnership to enter into major transactions including acquisitions, dispositions and refinancings, subject to certain limited exceptions, and may not be removed as general partner by the limited partners. The limited partners do not have voting rights relating to the operating partnership’s operation and management, except in connection with matters, as described more fully below, involving amendments to the partnership agreement and transfers of the general partner’s interest.

The limited partners expressly acknowledged that Digital Realty Trust, Inc., as the operating partnership’s general partner, is acting for the benefit of the operating partnership, its limited partners and Digital Realty Trust, Inc.’s stockholders collectively. Neither Digital Realty Trust, Inc. nor its board of directors is under any obligation to give priority to the separate interests of the limited partners or Digital Realty Trust, Inc.’s stockholders in deciding whether to cause the operating partnership to take or decline to take any actions. If there is a conflict between the interests of Digital Realty Trust, Inc.’s stockholders on one hand and the operating partnership’s limited partners on the other, Digital Realty Trust, Inc. will endeavor in good faith to resolve the conflict in a manner not adverse to either Digital Realty Trust, Inc.’s stockholders or the operating partnership’s limited partners; provided, however, that for so long as Digital Realty Trust, Inc. owns a controlling interest in the operating partnership, any conflict that cannot be resolved in a manner not adverse to either Digital Realty Trust, Inc.’s stockholders or the operating partnership’s limited partners will be resolved in favor of Digital Realty Trust, Inc.’s stockholders. Digital Realty Trust, Inc. is not liable under the partnership agreement to the operating partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions, provided, that it has acted in good faith.

Transferability of Interests

Except in connection with a transaction described in “—Termination Transactions” below, Digital Realty Trust, Inc., as general partner, may not voluntarily withdraw from, or transfer or assign all or any portion of its interest in, the operating partnership without the consent of the holders of a majority of the limited partnership interests. Any transfer of units by the limited partners, except to immediate family members, to a trust for the benefit of a charitable beneficiary, to a lending institution as collateral for a bona fide loan or to an affiliate or member of such limited partner, will be subject to a right of first refusal by Digital Realty Trust, Inc. All transfers must be made only to “accredited investors” as defined under Rule 501 of the Securities Act of 1933, as amended, or the Securities Act.

Amendments to the Partnership Agreement

Amendments to the partnership agreement may be proposed by Digital Realty Trust, Inc., as general partner, or by limited partners owning at least 25% of the units held by limited partners.

Generally, the partnership agreement may not be amended, modified or terminated without the approval of limited partners (other than limited partners 50% or more of whose equity is owned, directly or indirectly, by Digital Realty Trust, Inc. as general partner) holding a majority of all outstanding units held by limited partners.

As general partner, Digital Realty Trust, Inc. has the power to unilaterally make certain amendments to the partnership agreement without obtaining the consent of the limited partners as may be required to:

•	add to Digital Realty Trust, Inc.’s obligations as general partner or surrender any right or power granted to it as general partner for the benefit of the limited partners;

•	reflect the issuance of additional units or the admission, substitution, termination or withdrawal of partners in accordance with the partnership agreement;

•	set forth or amend the designations, rights, powers, duties and preferences of the holders of any additional units issued in accordance with the partnership agreement;

•	reflect a change of an inconsequential nature that does not adversely affect the limited partners in any material respect, or cure any ambiguity, correct or supplement any provisions of the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes concerning matters under the partnership agreement that will not otherwise be inconsistent with the partnership agreement or law;

•	satisfy any requirements, conditions or guidelines of federal or state law;

•	reflect changes that are reasonably necessary for Digital Realty Trust, Inc., as general partner, to maintain its status as a REIT; or

•	modify the manner in which capital accounts are computed.

Amendments that would, among other things, convert a limited partner’s interest into a general partner’s interest, modify the limited liability of a limited partner, alter a partner’s right to receive any distributions or allocations of profits or losses, adversely alter or modify the redemption rights or alter the protections of the limited partners in connection with termination transactions described below must be approved by each limited partner that would be adversely affected by such amendment.

In addition, without the written consent of a majority of the units held by limited partners (other than limited partners 50% or more of whose equity is owned, directly or indirectly, by Digital Realty Trust, Inc. as general partner), Digital Realty Trust, Inc., as general partner, may not do any of the following:

•	take any action in contravention of an express prohibition or limitation contained in the partnership agreement;

•	perform any act that would subject a limited partner to liability as a general partner in any jurisdiction or any liability not contemplated in the partnership agreement;

•	enter into any contract, mortgage, loan or other agreement that prohibits or restricts, or has the effect of prohibiting or restricting, the ability of a limited partner to exercise its redemption/exchange rights explained below;

•	enter into or conduct any business other than in connection with its role as the operating partnership’s general partner and its operation as a REIT;

•	acquire an interest in real or personal property other than through the operating partnership;

•	withdraw from the operating partnership or transfer any portion of its general partnership interest; or

•	be relieved of its obligations under the partnership agreement following any permitted transfer of its general partnership interest.

Distributions to Unitholders

The partnership agreement provides that holders of common units are entitled to receive quarterly distributions of available cash on a pro rata basis in accordance with their respective percentage interests. Digital Realty Trust,

Inc., as the sole holder of the operating partnership’s series C preferred units, series G preferred units, series H preferred units, series I preferred units and series J preferred units receives distributions from the operating partnership with respect to such preferred units in order to make the distributions to series C preferred stockholders, series G preferred stockholders, series H preferred stockholders, series I preferred stockholders and series J preferred stockholders of Digital Realty Trust, Inc.

Redemption/Exchange Rights

Limited partners have the right to require the operating partnership to redeem part or all of their units for cash based upon the fair market value of an equivalent number of shares of Digital Realty Trust, Inc. common stock at the time of the redemption. Alternatively, Digital Realty Trust, Inc. may elect to acquire those units in exchange for shares of Digital Realty Trust, Inc. common stock. Digital Realty Trust, Inc.’s acquisition will be on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuances of stock rights, specified extraordinary distributions and similar events. Digital Realty Trust, Inc. presently anticipates that it will elect to issue shares of its common stock in exchange for units in connection with each redemption request, rather than having the operating partnership redeem the units for cash. With each redemption or exchange, Digital Realty Trust, Inc.’s percentage ownership interest in the operating partnership increases. Limited partners who hold units may exercise this redemption right from time to time, in whole or in part, except when, as a consequence of shares of Digital Realty Trust, Inc. common stock being issued, any person’s actual or constructive stock ownership would exceed Digital Realty Trust, Inc.’s ownership limits, or any other limit as provided in its charter or as otherwise determined by its board of directors.

In addition, if the number of units delivered by a limited partner for redemption would, if exchanged for common stock, exceed 9.8% of Digital Realty Trust, Inc.’s outstanding common stock and $50.0 million in gross value (based on a unit value equal to the trailing ten-day daily price of Digital Realty Trust, Inc. common stock) and Digital Realty Trust, Inc. is eligible to file a registration statement on Form S-3 under the Securities Act, then it may also elect to redeem the units with the proceeds from a public offering or private placement of its common stock. In the event it elects this option, Digital Realty Trust, Inc. may require the other limited partners also to elect whether or not to participate. If it does so, any limited partner who does not elect to participate will not be permitted to redeem units for the subsequent 12 months, subject to limited exceptions. Participating limited partners will receive on the redemption date the lesser of the cash the operating partnership would otherwise be required to pay for such units or the net proceeds per share in the public offering, but will have a limited opportunity to withdraw their units from the redemption immediately prior to the pricing of the public offering. Except as described above, a limited partner is not entitled to redeem common units, either for cash or shares of Digital Realty Trust, Inc. common stock, if exchanging the common units for shares of Digital Realty Trust, Inc. common stock would violate the ownership limits set forth in Digital Realty Trust, Inc.’s charter.

Issuance of Additional Common Units, Preferred Units, Common Stock, Preferred Stock or Convertible Securities

As the operating partnership’s sole general partner, Digital Realty Trust, Inc. has the ability to cause the operating partnership to issue additional units representing general and limited partnership interests. These additional units may include preferred limited partnership units. In addition, Digital Realty Trust, Inc. may issue additional shares of its common stock or convertible securities, but only if it causes the operating partnership to issue to it partnership interests or rights, options, warrants or convertible or exchangeable securities of the operating partnership having designations, preferences and other rights, so that the economic interests of the operating partnership’s interests issued are substantially similar to the economic interests of the securities that Digital Realty Trust, Inc. has issued.

Tax Matters

Digital Realty Trust, Inc. is the operating partnership’s tax matters partner and after December 31, 2017, will be the operating partnership’s partnership representative and, as such, it has authority to make tax elections under the Code on the operating partnership’s behalf.

Allocations of Net Income and Net Losses to Partners

The operating partnership’s net income will generally be allocated to Digital Realty Trust, Inc. to the extent of the accrued preferred return on its preferred units, and then to Digital Realty Trust, Inc., as general partner, and the limited partners in accordance with the respective percentage interests in the common units issued by the operating partnership. Net loss will generally be allocated to Digital Realty Trust, Inc., as general partner, and the limited partners in accordance with the respective common percentage interests in the operating partnership until the limited partner’s capital is reduced to zero and any remaining net loss would be allocated to Digital Realty Trust, Inc. However, in some cases, losses may be disproportionately allocated to partners who have guaranteed our debt. The allocations described above are subject to special allocations relating to depreciation deductions and to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the associated Treasury Regulations.

In addition, Digital Realty Trust, Inc. may from time to time issue long-term incentive units, which are also referred to as profits interest units, to persons who provide services to the company for such consideration or for no consideration as it may determine to be appropriate, and admit such persons as limited partners. The long-term incentive units are similar to the operating partnership’s common units in many respects and rank pari passu with the operating partnership’s common units as to the payment of regular and special periodic or other distributions except liquidating distributions. The long-term incentive units may be subject to vesting requirements. Initially, long-term incentive units do not have full parity with common units with respect to liquidating distributions. If such parity is reached, vested long-term incentive units may be converted into an equal number of common units of the operating partnership at any time, and thereafter enjoy all the rights of common units of the operating partnership, including redemption rights.

In order to achieve full parity with common units, long-term incentive units must be fully vested and the holder’s capital account balance in respect of such long-term incentive units must be equal to the capital account balance of a holder of an equivalent number of common units. The capital account balance attributable to each common unit is generally expected to be the same, in part because of the amount credited to a partner’s capital account upon their contribution of property to the operating partnership, and in part because the partnership agreement provides, in most cases, that allocations of income, gain, loss and deduction (which will adjust the partners’ capital accounts) are to be made to the common units on a proportionate basis. As a result, with respect to a number of long-term incentive units, it is possible to determine the capital account balance of an equivalent number of common units by multiplying the number of long-term incentive units by the capital account balance with respect to a common unit.

A partner’s initial capital account balance is equal to the amount the partner paid (or contributed to the operating partnership) for its units and is subject to subsequent adjustments, including with respect to the partner’s share of income, gain or loss of the operating partnership. Because a holder of long-term incentive units generally will not pay for the long-term incentive units, the initial capital account balance attributable to such long-term incentive units will be zero. However, the operating partnership is required to allocate income, gain, loss and deduction to the partners’ capital accounts in accordance with the terms of the partnership agreement, subject to applicable Treasury Regulations. The partnership agreement provides that holders of long-term incentive units will receive special allocations of gain in the event of a sale or “hypothetical sale” of assets of the operating partnership prior to the allocation of gain to Digital Realty Trust, Inc. or other limited partners with respect to their common units. The amount of such allocation will, to the extent of any such gain, be equal to the difference between the capital account balance of a holder of long-term incentive units attributable to such units and the capital account balance attributable to an equivalent number of common units. If and when such gain allocation is fully made, a holder of long-term incentive units will have achieved full parity with holders of common units. To the extent that, upon an actual sale or a “hypothetical sale” of the operating partnership’s assets as described above, there is not sufficient gain to allocate to a holder’s capital account with respect to long-term incentive units, or if such sale or “hypothetical sale” does not occur, such units will not achieve parity with common units.

The term “hypothetical sale” refers to circumstances that are not actual sales of the operating partnership’s assets but that require certain adjustments to the value of the operating partnership’s assets and the partners’ capital account balances. Specifically, the partnership agreement provides that, from time to time, in accordance with applicable Treasury Regulations, the operating partnership will adjust the value of its assets to equal their respective fair market values, and adjust the partners’ capital accounts, in accordance with the terms of the partnership agreement, as if the operating partnership sold its assets for an amount equal to their value. Times for making such adjustments generally include the liquidation of the operating partnership, the acquisition of an additional interest in the operating partnership by a new or existing partner in exchange for more than a de minimis capital contribution, the distribution by the operating partnership to a partner of more than a de minimis amount of partnership property as consideration for an interest in the operating partnership, in connection with the grant of an interest in the operating partnership (other than a de minimis interest) as consideration for the performance of services to or for the benefit of the operating partnership (including the grant of a long-term incentive unit), the issuance by the operating partnership of certain noncompensatory options, the acquisition of a partnership interest upon the exercise of a noncompensatory option and at such other times as may be desirable or required to comply with the Treasury Regulations.

The operating partnership may also from time to time issue class C profits interest units, or class C units, or class D profits interest units, or class D units, to persons who provide services to it for such consideration or for no consideration as it may determine to be appropriate. If all applicable performance and other vesting conditions are satisfied with respect to a class C unit or a class D unit, the class C unit or class D unit, as applicable, will be treated in the same manner as the long-term incentive units issued by the operating partnership. Class C units and class D units are not entitled to quarterly distributions prior to the satisfaction of all applicable performance conditions. In addition, the operating partnership may issue class D units that are subject to performance vesting, which generally receive quarterly per-unit distributions equal to ten percent of the distributions made with respect to an equivalent number of common units. Class C units and class D units, other than class D units that are not performance vested, are subject to the same conditions as other long-term incentive units with respect to achieving full parity with common units.

Operations

The partnership agreement provides that Digital Realty Trust, Inc., as general partner, will determine in its discretion and distribute available cash on a quarterly basis, pro rata in accordance with the partners’ percentage interests. Available cash is the operating partnership’s net operating cash flow plus the reduction of any reserves and minus principal payment on debt and capital expenditures, investments in any entity, and increase in reserves or working capital accounts and any amounts paid in redemption of limited partner interests.

The partnership agreement provides that the operating partnership will assume and pay when due, or reimburse Digital Realty Trust, Inc. for payment of all costs and expenses relating to the operating partnership’s operations, or for the operating partnership’s benefit.

Termination Transactions

The partnership agreement provides that Digital Realty Trust, Inc. may not engage in any merger, consolidation or other combination with or into another person, sale of all or substantially all of its assets or any reclassification or any recapitalization or change in outstanding shares of its common stock, which we refer to as a termination transaction, unless in connection with a termination transaction:

(i)	it obtains the consent of the holders of at least 35% of the operating partnership’s common units and long-term incentive units (including units held by it), and

(ii)	either:

(A)	all limited partners will receive, or have the right to elect to receive, for each common unit an amount of cash, securities or other property equal to the product of:

•	the number of shares of Digital Realty Trust, Inc. common stock into which each unit is then exchangeable, and

•	the greatest amount of cash, securities or other property paid to the holder of one share of Digital Realty Trust, Inc. common stock in consideration of one share of Digital Realty Trust, Inc. common stock in connection with the termination transaction, provided that, if, in connection with a termination transaction, a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding shares of Digital Realty Trust, Inc. common stock, each holder of common units will receive, or will have the right to elect to receive, the greatest amount of cash, securities or other property which such holder would have received had it exercised its redemption right and received shares of Digital Realty Trust, Inc. common stock in exchange for its common units immediately prior to the expiration of such purchase, tender or exchange offer and accepted such purchase, tender or exchange offer; or

(B)	the following conditions are met:

•	substantially all of the assets of the surviving entity are held directly or indirectly by the operating partnership or another limited partnership or limited liability company which is the surviving partnership of a merger, consolidation or combination of assets with the operating partnership;

•	the holders of common units and long-term incentive units own a percentage interest of the surviving partnership based on the relative fair market value of the operating partnership’s net assets and the other net assets of the surviving partnership immediately prior to the consummation of this transaction;

•	the rights, preferences and privileges of such unit holders in the surviving partnership are at least as favorable as those in effect immediately prior to the consummation of the transaction and as those applicable to any other limited partners or non-managing members of the surviving partnership; and

•	the limited partners may exchange their interests in the surviving partnership for either the consideration available to the limited partners pursuant to paragraph (A) in this section, or cash on terms equivalent to those in effect with respect to their common units immediately prior to the consummation of the transaction, or, if the ultimate controlling person of the surviving partnership has publicly traded common equity securities, shares of those common equity securities, at an exchange ratio based on the relative fair market value of those securities and Digital Realty Trust, Inc. common stock.

Term

The operating partnership will continue in full force and effect until December 31, 2104, or until sooner dissolved in accordance with the operating partnership’s terms or as otherwise provided by law.

Indemnification and Limitation of Liability

To the extent permitted by applicable law, the partnership agreement indemnifies Digital Realty Trust, Inc., as general partner, and its officers, directors, employees, agents and any other persons it may designate from and against any and all claims arising from the operating partnership’s operations in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that:

•	the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith, constituted fraud or was the result of active and deliberate dishonesty;

•	the indemnitee actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

Similarly, Digital Realty Trust, Inc., as the operating partnership’s general partner, and its officers, directors, agents or employees, are not liable or accountable to the operating partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission so long as Digital Realty Trust, Inc. acted in good faith.

EXCHANGE OF COMMON UNITS FOR COMMON STOCK

Terms of the Exchange

The holders of common units of our operating partnership who hold common units which may be redeemed in exchange for shares of common stock issued under this prospectus are referred to as the “selling stockholders.” The selling stockholders hold an aggregate of 6,111,770 common units. The selling stockholders may require our operating partnership to redeem their common units for cash by delivering to Digital Realty Trust, Inc. as general partner of our operating partnership, a notice of redemption. Upon receipt of the notice of redemption, we may, in our sole and absolute discretion, subject to the limitations on ownership and transfer of our common stock set forth in our charter, elect to exchange some or all of those common units for shares of our common stock on a one-for-one basis, subject to adjustment as described in the section entitled “Description of the Partnership Agreement of Digital Realty Trust, L.P.—Redemption/Exchange Rights.”

Once we receive a notice of redemption from a common limited partner, we will determine whether to redeem the tendering partner’s common units for cash or exchange some or all of the tendering partner’s common units for shares of our common stock. We will promptly notify the tendering partner if we decide to exchange the tendering partner’s common units for shares of our common stock. Any shares of our common stock that we issue will be duly authorized, validly issued, fully paid and nonassessable shares, free of any pledge, lien, encumbrance or restriction other than those provided in:

•	our charter;

•	our bylaws;

•	the Securities Act;

•	relevant state securities or blue sky laws; and

•	any applicable registration rights agreement with respect to the shares entered into by the tendering partner.

Each tendering partner will continue to own all common units subject to any redemption or exchange, and be treated as a limited partner with respect to the common units for all purposes, until the limited partner transfers the common units to us and receives payment in cash or shares of our common stock in exchange. Until that time, the limited partner will have no rights as one of our stockholders with respect to the shares issued under this prospectus.

Conditions to the Exchange

We will issue shares of our common stock in exchange for common units to a tendering partner if each of the following conditions is satisfied or waived:

•	the exchange would not cause the tendering partner or any other person to violate the ownership limits set forth in our charter or any other provision of our charter;

•	the exchange is for at least 1,000 common units, or, if less than 1,000 common units, all of the common units held by the tendering partner;

•	the redemption is not effected during the period after the record date that we established for a distribution from our operating partnership to its partners and before the record date that we established for a distribution to our common stockholders; and

•	the consummation of any redemption or exchange will be subject to the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Stock Offering Funding Option

If the number of units delivered by a limited partner for redemption exceeds 9.8% of our outstanding common stock and $50.0 million in gross value (based on a unit having a value equal to the trailing ten-day daily price of our common stock) and we are eligible to file a registration statement on Form S-3 under the Securities Act, then we may also elect to redeem the units with the proceeds from a public offering or private placement of our common stock. In the event we elect this option, we may require the other limited partners to also elect whether or not to participate. If we do so, any limited partner who does not elect to participate will not be permitted to redeem units for the subsequent 12 months, subject to limited exceptions. Participating limited partners will receive on the redemption date the lesser of the cash our operating partnership would otherwise be required to pay for such units or the net proceeds per share in the public offering, but will have a limited opportunity to withdraw their units from the redemption immediately prior to the pricing of the public offering. Except as described above, a limited partner is not entitled to redeem common units, either for cash or shares of common stock, if exchanging the common units for shares of common stock would violate the ownership limits set forth in our charter.

Comparison of the Rights, Privileges and Preferences of Ownership of Common Units and Common Stock

Generally, the nature of an investment in our common stock is similar in several respects to that of an investment in common units of our operating partnership. Holders of our common stock and holders of common units generally receive the same distributions. Common stockholders and holders of common units generally share in the risks and rewards of ownership in our business conducted through our operating partnership. However, there are differences between ownership of units and ownership of our common stock, some of which may be material to investors.

The information below highlights a number of the significant differences between our operating partnership and us relating to, among other things, form of organization, management control, voting and consent rights, liquidity and U.S. federal income tax considerations. These comparisons are intended to assist limited partners in understanding how their investment changes if they exchange their common units for shares of our common stock. This discussion is summary in nature and does not constitute a complete discussion of these matters, and holders of common units should carefully review the rest of this prospectus and the registration statement of which this prospectus is a part, and the documents we incorporate by reference as exhibits to the registration statement of which this prospectus is a part, particularly our charter, our bylaws and the partnership agreement, for additional important information about us.

DIGITAL REALTY TRUST, L.P.	DIGITAL REALTY TRUST, INC.

Form of Organization and Assets Owned

Our operating partnership is organized as a Maryland limited partnership. Substantially all of our assets are held by, and our operations run through, our operating partnership. Our operating partnership’s purpose is to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Maryland Revised Uniform Limited Partnership Act, provided that it must conduct its business in a manner that allows us to maintain our qualification as a REIT, unless we cease to qualify as a REIT for reasons other than the conduct of the business of our operating partnership.

We are a Maryland corporation. We believe we have been organized and have operated in a manner that allows us to qualify for taxation as a REIT under the Code commencing with our taxable year ended December 31, 2004, and we currently intend to continue to operate in this manner. Our only substantial asset is our interest in our operating partnership, which gives us an indirect investment in its properties. Under our charter, we may engage in any lawful act or activity permitted by the MGCL.

Additional Equity

As sole general partner, we have the ability to cause our operating partnership to issue additional units representing general and limited partnership interests. These additional units may include preferred limited partnership units with terms, provisions and rights that are preferential to those of the common units. In addition, we may issue additional shares of our common stock, preferred stock or convertible securities, but only if we cause our operating partnership to issue to us partnership interests or rights, options, warrants or convertible or exchangeable securities of our operating partnership having designations, preferences and other rights such that their economic interests are substantially similar to those of the securities that we have issued.

Our board of directors may issue, in its discretion, additional shares of common stock or additional shares of preferred stock provided that such additional shares do not exceed the number of authorized shares of stock stated in our charter. Our charter authorizes our board of directors to increase the number of authorized shares of our common stock and preferred stock without stockholder approval. As long as our operating partnership is in existence, we are generally required to contribute to our operating partnership, in exchange for units in our operating partnership, the proceeds of all equity capital raised by us.

Management Control

We are the sole general partner of our operating partnership and conduct substantially all of our business in or through it. As sole general partner of our operating partnership, we exercise exclusive and complete responsibility and discretion in its day-to-day management and control. We can cause our operating partnership to enter into certain major transactions, including acquisitions, dispositions and refinancings, subject to certain limited exceptions. The limited partners of our operating partnership may not transact business for, or participate in the management activities or decisions of, our operating partnership, except as provided in the partnership agreement and as required by applicable law. The limited partners of our operating partnership expressly acknowledged that we, as general partner of our operating partnership, are acting for the benefit of our operating partnership, the limited partners and our stockholders collectively. Our company is under no obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause our operating partnership to take or decline to take any actions. If there is a conflict between the interests of our stockholders on the one hand and the limited partners on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners; provided, however, that for so long as we own a controlling interest in our operating partnership, any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners shall be resolved in favor of our stockholders.

Under our charter and bylaws:

•    our business and affairs are managed under the direction of our board of directors, except as conferred on or reserved to the stockholders by statute or by our charter or bylaws;

•    at each annual meeting of stockholders, our stockholders elect directors to serve until the next annual meeting and until their successors are duly elected and qualify;

•    if our board of directors determines that it is no longer in our best interests to continue to be qualified as a REIT, the board of directors may revoke or otherwise terminate our REIT election pursuant to Section 856(g) of the Code;

•    our charter generally may be amended only if the amendment is declared advisable by our board of directors and approved by the affirmative vote of a majority all of the votes entitled to be cast on the matter (except in certain limited circumstances which require the affirmative vote of two-thirds of all of the votes entitled to be cast); and

•    our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Duties of Directors

Under Maryland law, we are subject to the restrictions and liabilities of a partner in a partnership. However, we, as general partner of our operating partnership, and our officers, directors, agents or employees, are not liable or accountable to our operating partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission so long as we acted in good faith.

Under Maryland law, our directors must perform their duties in good faith, in a manner that they reasonably believe to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Directors who act in this manner generally will not be liable to us for monetary damages arising from their activities.

Anti-Takeover Provisions

As sole general partner of our operating partnership, we exercise exclusive and complete responsibility and discretion in its day-to-day management and control. A general partner may not be removed by a limited partner with or without cause, except with the consent of the general partner.

The partnership agreement provides that our company may not engage in any merger, consolidation or other combination with or into another person, sale of all or substantially all of our assets or any reclassification or any recapitalization or change of our outstanding equity interests (a “termination transaction”), unless, in connection with a termination transaction:

(i) we obtain the consent of the holders of at least 35% of our operating partnership’s common units and long-term incentive units (including units held by us), and

(ii) either:

(A) all limited partners will receive, or have the right to elect to receive, for each common unit an amount of cash, securities or other property equal to the product of:

•    the number of shares of our company’s common stock into which each unit is then exchangeable, and

•    the greatest amount of cash, securities or other property paid to the holder of one share of our company’s common stock in consideration of one share of our common stock in connection with the termination transaction, provided that, if, in connection with a termination transaction, a purchase, tender or exchange offer is made to and accepted by the holders of more

Certain provisions of our charter and our bylaws could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders or otherwise be in their best interest. These provisions include:

•    the power of our board of directors to issue authorized stock in its discretion as preferred stock with voting and other rights superior to our common stock;

•    a requirement that members of our board of directors may be removed only for cause and then only by the affirmative vote of two-thirds of the votes entitled to be cast generally in the election of directors;

•    limitations on the ownership of our stock in order for us to maintain our status as a REIT;

•    a requirement that nominations of individuals for election to our board of directors and proposals of other business to be considered by our stockholders at the annual meeting may be made only:

•    pursuant to our notice of the meeting;

•    by or at the direction of our board of directors; or

•    by any stockholder who was a stockholder of record both at the time of giving of notice and at the time of the annual meeting, who is entitled to vote at the meeting and who complied with the applicable notice procedures.

than 50% of the outstanding shares of our company’s common stock, each holder of common units will receive, or will have the right to elect to receive, the greatest amount of cash, securities or other property which such holder would have received had it exercised its redemption right and received shares of our common stock in exchange for its common units immediately prior to the expiration of such purchase, tender or exchange offer and accepted such purchase, tender or exchange offer; or

Likewise, if our board of directors were to opt in to the business combination provisions of the MGCL or if the provision in our bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

(B) the following conditions are met:

•    substantially all of the assets of the surviving entity are held directly or indirectly by our operating partnership or another limited partnership or limited liability company which is the surviving partnership of a merger, consolidation or combination of assets with our operating partnership;

•    the holders of our operating partnership’s common units and long-term incentive units own a percentage interest of the surviving partnership based on the relative fair market value of the net assets of our operating partnership and the other net assets of the surviving partnership immediately prior to the consummation of this transaction;

•    the rights, preferences and privileges of such unit holders in the surviving partnership are at least as favorable as those in effect immediately prior to the consummation of the transaction and as those applicable to any other limited partners or applicable to any other limited partners or non-managing members of the surviving partnership; and

•    the limited partners may exchange their interests in the surviving partnership for either the consideration available to limited partners pursuant to paragraph (A) in this section, or for cash on terms equivalent to those in effect with respect to their common units immediately prior to the consummation of the transaction, or, if the ultimate controlling person of the surviving partnership has publicly traded common equity securities, shares of those common equity securities, at an exchange ratio based on the relative fair market value of those securities and our common stock.

Voting and Consent Rights

Under the partnership agreement, all management powers over the business and affairs of our operating partnership are exclusively vested in the general partner, and no limited partner shall have any right to participate in or exercise control or management power over the business and affairs of our operating partnership, including voting or consent rights. However, certain amendments to the partnership agreement, as well as certain termination transactions, require consent from the limited partners, as set forth below.

Our business and affairs are managed under the direction of our board of directors. Stockholders elect the directors to one-year terms at our annual meetings. Maryland law provides that some major corporate transactions, including most amendments to our charter, may not be consummated without the approval of stockholders as set forth below. All holders of our common stock have one vote per share. Our charter permits our board of directors to classify and issue preferred stock in one or more classes or series, in addition to our series C preferred stock, series G preferred stock, series H preferred stock, series I preferred stock and series J preferred stock having voting power which may differ from that of our common stock.

A. Amendment of the Partnership Agreement or Our Charter and Bylaws

Generally, the partnership agreement may be amended, modified or terminated with the approval of partners (other than limited partners 50% or more of whose equity is owned, directly or indirectly, by us as general partner) holding a majority of all outstanding units held by limited partners. As general partner, we will have the power to unilaterally make certain amendments to the partnership agreement without obtaining the consent of the limited partners as may be required to:

•    add to our obligations as general partner or surrender any right or power granted to us as general partner for the benefit of the limited partners;

•    reflect the issuance of additional units or the admission, substitution, termination or withdrawal of partners in accordance with the terms of the partnership agreement;

•    reflect a change of an inconsequential nature that does not adversely affect the limited partners in any material respect, or cure any

Our charter generally may be amended only if the amendment is declared advisable by our board of directors and approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter. The provisions of our charter on removal of directors may be amended only if the amendment is declared advisable by our board of directors and approved by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter. Our board has the exclusive power to adopt, alter, or repeal any provision of our bylaws and make new bylaws.

ambiguity, correct or supplement any provisions of the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes concerning matters under the partnership agreement that will not otherwise be inconsistent with the partnership agreement or law;

• satisfy any requirements, conditions or guidelines of federal or state law;

•    reflect changes that are reasonably necessary for us, as general partner, to maintain our status as a REIT; or

•    modify the manner in which capital accounts are computed.

Amendments that would, among other things, convert a limited partner’s interest into a general partner’s interest, modify the limited liability of a limited partner, alter a partner’s right to receive any distributions or allocations of profits or losses, adversely alter or modify the redemption rights of the limited partners or alter the protections of the limited partners in connection with a termination transaction must be approved by each limited partner that would be adversely affected by such amendment. In addition, without the written consent of a majority of the units held by limited partners (other than limited partners 50% or more of whose equity is owned, directly or indirectly, by us as general partner), we, as general partner, may not do any of the following:

•    take any action in contravention of an express prohibition or limitation contained in the partnership agreement;

•    perform any act that would subject a limited partner to liability as a general partner in any jurisdiction or any liability not contemplated in the limited partnership agreement;

•    enter into any contract, mortgage loan or other agreement that prohibits or restricts, or has the effect of prohibiting or restricting, the ability of a limited partner to exercise its redemption/ exchange rights;

•    enter into or conduct any business other than in connection with our role as general partner of our operating partnership and our operation as a REIT;

•    acquire an interest in real or personal property other than through our operating partnership;

•    withdraw from our operating partnership or transfer any portion of our general partnership interest; or

•    be relieved of our obligations under the partnership agreement following any permitted transfer of our general partnership interest.

B. Dissolution of Digital Realty Trust, L.P. or Digital Realty Trust, Inc.

Our operating partnership will dissolve, and its affairs will be wound up, upon the first to occur of the following:

•    the expiration of the term of the partnership agreement;

•    an event of withdrawal of the general partner, as defined in the partnership agreement, unless all of the remaining partners agree to continue the business of the operating partnership and to the appointment of a substitute general partner;

•    an election to dissolve our operating partnership made by the general partner made in accordance with the partnership agreement;

•    an entry of a decree of judicial dissolution of our operating partnership pursuant to applicable Maryland law;

The dissolution of our company must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

•    any sale or other disposition of all or substantially all of the assets of our operating partnership;

•    the incapacity of a general partner, as defined in the partnership agreement, unless all of the remaining partners agree to continue the business of our operating partnership and to the appointment of a substitute general partner;

•    the redemption or exchange for common stock of all partnership interests, other than those of the general partner, pursuant to the partnership agreement; or

•    a final and non-appealable ruling that the general partner is bankrupt or insolvent, unless all of the remaining partners agree to continue the business of the partnership and to the appointment of a substitute general partner.

C. Vote Required to Merge, Consolidate or Sell Assets

The partnership agreement provides that our company may not engage in any merger, consolidation or other combination with or into another person, sale of all or substantially all of our assets or any reclassification or any recapitalization or change in outstanding shares of our common stock unless we obtain the consent of the holders of at least 35% of our operating partnership’s common units and long-term incentive units (including units held by us), and certain other conditions are met (see “—Anti-Takeover Provisions” above).

Our charter provides that we may not merge, sell all or substantially all of our assets, engage in a share exchange or engage in a similar transaction outside the ordinary scope of business unless it is declared advisable by our board of directors and approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter.

Debt Guarantees

Our common unitholders generally are not entitled to guarantee any of our debt. However, pursuant to certain tax protection agreements with certain former limited partners of DuPont Fabros Technology, L.P. (the “Protected Partners”), our operating partnership generally is required to offer the Protected Partners an opportunity to guarantee, at our option, an existing loan and/or a new mortgage loan secured by certain assets of our operating partnership. We, our operating partnership, and certain Protected Partners entered into a debt guarantee agreement on September 14, 2017.

Our common stockholders are not entitled to guarantee any of our debt.

Tax Indemnity

Our common unitholders generally are not entitled to any tax indemnity. However, if our operating partnership fails to offer an opportunity to guarantee our debt or to allocate guaranteed debt to a Protected Partner as required under certain tax protection agreements, our operating partnership generally is required to indemnify each Protected Partner for the tax liability resulting from such failure.

Our common stockholders are not entitled to any tax indemnity.

Compensation, Fees and Distributions

We do not receive any compensation for our services as general partner of our operating partnership. As a partner, however, we have a right to allocations and distributions similar to other partners. In addition, our operating partnership will reimburse us for all expenses incurred relating to our ongoing operations and any issuance of additional partnership interests.

Our officers receive compensation for their services.

Each of our directors who is not an employee of our company or any of our subsidiaries receives an annual cash retainer of $75,000 for services as a director. In addition, any non-employee director who serves as chairman of our board of directors receives an annual cash retainer of $50,000 and any non-employee director who serves as vice chairman of our board of directors receives an annual cash retainer of $25,000 (in each case, in addition to the annual cash base retainer of $75,000). Directors receive annual fees for service as members (excluding chairs) on the following committees, in addition to the foregoing retainers: $15,000 for the Audit Committee; $15,000 for the Compensation Committee; and $15,000 for the Nominating and Corporate Governance Committee. The director who serves as the chair of the Audit Committee receives an annual retainer of $30,000; the director who serves as the chair of the Compensation Committee receives an annual retainer of $30,000; and the director who serves as the chair of the Nominating and Corporate Governance Committee receives an annual retainer of $25,000.

Our Digital Realty Trust, Inc., Digital Services, Inc. and Digital Realty Trust, L.P. 2014 Incentive Award Plan, and amended, provides for formulaic grants of long-term incentive units to non-employee directors. If a non-employee director does not qualify as an “accredited investor” within the meaning of the federal securities laws on the date of any grant of long-term incentive units to such director, then the director will not receive such grant of long-term incentive units, and in lieu thereof will automatically be granted an equivalent number of shares in the form of a stock payment or restricted stock, as applicable, subject to the same vesting schedule (if any) as would have applied to the corresponding grant of long-term incentive units.

Liability of Investors

Under applicable Maryland law, a limited partner is generally not liable for the obligations of our operating partnership, unless the limited partner is also a general partner or, in addition to the exercise of the limited partner’s rights and powers as a limited partner, the limited partner takes part in the control of the business. The liability of the limited partners for debts and obligations is generally limited to the amount of their current investment in our operating partnership, measured as an amount equal to their respective capital account balances. Under the partnership agreement, limited partners have no liability except as expressly provided for therein or under Maryland law.

Under Maryland law, our stockholders generally are not personally liable for our debts or obligations.

Liquidity

Except in connection with a termination transaction, as general partner, we may not voluntarily withdraw from our operating partnership or transfer or assign all or any portion of our interest in our operating partnership, without the consent of the holders of a majority of the limited partnership interests. Beginning November 3, 2005, any transfer of common units by the limited partners, except to us, as general partner, to an affiliate of the transferring limited partner, to other original limited partners, to immediate family members, to a trust for the benefit of a charitable beneficiary, or to a lending institution as collateral for a bona fide loan, will be subject to a right of first refusal by us and must be made only to “accredited investors” as defined under Rule 501 of the Securities Act.

A stockholder is entitled to freely transfer the shares of our common stock received in exchange for common units, subject to prospectus delivery and other requirements for registered securities and subject to the restrictions on ownership and transfer of shares of our stock contained in our charter. Our common stock is listed on the NYSE. The success of the secondary market for shares of our common stock depends, among other things, upon the number of shares outstanding, our financial results and prospects, the general interest in us and other real estate investments and our dividend yield compared to that of other debt and equity securities.

Taxes

We are the tax matters partner of our operating partnership and, after December 31, 2017, will be the operating partnership’s partnership representative and, as such, we have authority to make tax elections under the Code on behalf of our operating partnership.

Our operating partnership itself is not subject to U.S. federal income taxes. Instead, each holder of units includes its allocable share of partnership taxable income or loss in determining its individual U.S. federal income tax liability, regardless of whether we make cash distributions. Income and loss generally is subject to “passive activity” limitations. Under the “passive activity” rules, partners can generally offset income and loss that is considered “passive” against income and loss from other investments that constitute “passive activities.”

Partnership cash distributions are generally not taxable to a holder of units except to the extent they exceed the holder’s basis in its partnership interest, which will include such holder’s allocable share of nonrecourse debt.

Holders of units are required, in some cases, to file state income tax returns and/or pay state income taxes in the states in which our operating partnership owns property, even if they are not residents of those states.

As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to our taxable U.S. stockholders as ordinary income and will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations. In addition, these distributions generally will not be eligible for treatment as “qualified dividend income” for individual U.S. stockholders. Distributions that we properly designate as capital gain dividends will be taxable to our taxable U.S. stockholders as gain from the sale or disposition of a capital asset, to the extent that such gain does not exceed our actual net capital gain for the taxable year.

Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain.

MATERIAL PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following summary of certain provisions of Maryland law and of Digital Realty Trust, Inc.’s charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and the company’s charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

The Company’s Board of Directors

The company’s bylaws provide that the number of directors of the company may be established by the company’s board of directors but may not be fewer than the minimum number permitted under the MGCL or more than 15. Except as may be provided by the company’s board of directors in setting the terms of any class or series of stock, any vacancy may be filled only by a vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies.

Each of the company’s directors is elected by the company’s common stockholders to serve until the next annual meeting and until their successors are duly elected and qualify. Holders of shares of the company’s common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of the common stock will be able to elect all of the company’s directors. Additionally, in the event that the company is in arrears on dividends on the company’s series C preferred stock, series G preferred stock, series H preferred stock, series I preferred stock or series J preferred stock for six or more quarterly periods, whether or not consecutive, holders of the company’s series C preferred stock, series G preferred stock, series H preferred stock, series I preferred stock or series J preferred stock, as the case may be, voting as a single class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable, will have the right to elect two additional directors to the company’s board for a limited time.

Removal of Directors

The company’s charter provides that a director may be removed only for cause (as defined in the company’s charter) and only by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of the company’s board of directors to fill vacant directorships, precludes stockholders from (1) removing incumbent directors except upon the existence of cause for removal and a substantial affirmative vote and (2) filling the vacancies created by such removal with their own nominees. In addition, any director elected to the company’s board by the holders of the company’s preferred stock may only be removed by a vote of preferred stockholders.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of, directly or indirectly, 10% or more of the voting power of the then outstanding stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The company’s board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

After such five-year period, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, the company’s board of directors has by resolution opted out of the business combination provisions of the MGCL and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any interested stockholder of the company. As a result, anyone who later becomes an interested stockholder may be able to enter into business combinations with the company that may not be in the best interest of the company’s stockholders without compliance by the company with the super-majority vote requirements and the other provisions of the statute. The company cannot assure you that its board of directors will not opt to be subject to such business combination provisions in the future.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the company’s board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition by the acquiror. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

The company’s bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the company’s stock. The company cannot provide you any assurance that its board of directors will not amend or eliminate this provision at any time in the future.

Subtitle 8

Title 3, Subtitle 8 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any of (1) a classified board of directors, (2) a two-thirds vote requirement for removing a director, (3) a requirement that the number of directors be fixed only by vote of the directors, (4) a requirement that a vacancy on the board of directors be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred, or (5) a majority requirement for the calling of a special meeting of stockholders. Pursuant to Subtitle 8, the company has elected to provide that vacancies on its board of directors may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in the company’s charter and bylaws unrelated to Subtitle 8, the company already requires a two-thirds vote for the removal of any director from the board of directors, vests in the board of directors the exclusive power to fix the number of directorships and requires, unless called by the executive chairman of the company’s board of directors, or the company’s president, chief executive officer or board of directors, the written request of stockholders entitled to cast a majority of all the votes entitled to be cast on any matter that may be properly considered at a meeting of stockholders to call a special meeting.

Amendments to the Company’s Charter and Bylaws

The company’s charter generally may be amended only if such amendment is declared advisable by the company’s board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. In the case of an amendment that would materially and adversely affect the company’s series C preferred stock, series G preferred stock, series H preferred stock, series I preferred stock or series J preferred stock, the consent of the holders of two-thirds of the outstanding shares of the company’s series C preferred stock, series G preferred stock, series H preferred stock, series I preferred stock or series J preferred stock, as the case may be, voting as a single class with all other classes or series of preferred stock ranking on parity with respect to the payment of dividends and distribution of assets upon the company’s liquidation and upon which like voting rights have been conferred is also required. However, the company’s charter’s provisions regarding removal of directors and the vote required for certain amendments may be amended only if such amendment is declared advisable by the company’s board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter. The company’s board of directors has the exclusive power to adopt, alter or repeal any provision of the company’s bylaws or to make new bylaws.

Transactions Outside the Ordinary Course of Business

The company may not merge with or into another company, convert to another entity, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless the transaction is declared advisable by the company’s board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. In the case of any such transaction that would materially and adversely affect the company’s series C preferred stock, series G preferred stock, series H preferred stock, series I preferred stock or series J preferred stock, the company will also require the consent of the holders of two-thirds of the outstanding shares of the company’s series C preferred stock, series G preferred stock, series H preferred stock, series I preferred stock or series J preferred stock, as the case may be, voting as a single class with all other classes or series of preferred stock ranking on parity with respect to the payment of dividends and distribution of assets upon the company’s liquidation and upon which like voting rights have been conferred, provided, however, that if, upon the occurrence of such a transaction, series C preferred stock, series G preferred stock, series H preferred stock, series I preferred stock or series J preferred stock, as the case may be, remains outstanding with materially unchanged terms, taking into account that the company may not be the surviving entity, then the transaction will not be deemed to materially and adversely affect the company’s series C preferred stock, series G preferred stock, series H preferred stock, series I preferred stock or series J preferred stock. Furthermore, the company’s charter expressly provides that the consent of series G, series H, series I or series J preferred stockholders is not required for a transaction if, pursuant to such a transaction, series G, series H, series I and series J preferred stockholders receive the greater of the full trading price of the series G preferred stock, series H preferred stock, series I preferred stock or series J preferred stock, as the case may be, on the date of the transaction or the liquidation preference.

Dissolution of the Company

The dissolution of the company must be declared advisable by a majority of the company’s entire board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

The company’s bylaws provide that:

•	with respect to an annual meeting of stockholders, nominations of individuals for election to the company’s board of directors and the proposal of business to be considered by stockholders may be made only:

•	pursuant to the company’s notice of the meeting;

•	by or at the direction of the company’s board of directors; or

•	by a stockholder who is a stockholder of record both at the time of giving the advance notice required by the company’s bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or any such other business and who has complied with the advance notice procedures set forth in the company’s bylaws; and

•	with respect to special meetings of stockholders, only the business specified in the company’s notice of meeting may be brought before the meeting of stockholders and nominations of individuals for election to the company’s board of directors may be made only:

•	by or at the direction of the company’s board of directors; or

•	provided that the special meeting has been called in accordance with the bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving the advance notice required by the company’s bylaws and at the time of the meeting, who is entitled to vote at the meeting and in the election of each individual so nominated who has complied with the advance notice provisions set forth in the company’s bylaws.

The advance notice procedures of the company’s bylaws provide that, to be timely, a stockholder’s notice with respect to director nominations or proposals for an annual meeting must be delivered to the company’s corporate secretary at the company’s principal executive office not earlier than the 150th day nor later than 5:00 p.m., Pacific Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the company’s preceding year’s annual meeting. If the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, to be timely, a stockholder’s notice must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Pacific time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made.

Anti-takeover Effect of Certain Provisions of Maryland Law and of the Company’s Charter and Bylaws

The provisions of the company’s charter on removal of directors and the advance notice provisions of the bylaws could delay, defer or prevent a transaction or a change of control of the company that might involve a premium price for holders of the company’s common stock or otherwise be in their best interest. Likewise, if the company’s board of directors were to opt in to the business combination provisions of the MGCL or the provisions of Title 3, Subtitle 8 of the MGCL not already applicable to the company, or if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Ownership Limit

The company’s charter provides that no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of the company’s common stock or any series of preferred stock or more than 9.8% of the value of the company’s outstanding capital stock. The company refers to these restrictions as the “ownership limits.” For a fuller description of this restriction and the constructive ownership rules, see “Description of Securities—Restrictions on Ownership and Transfer.”

Indemnification and Limitation of Directors’ and Officers’ Liability

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. The company’s charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which the company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding, and:

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

The company’s charter authorizes the company to obligate it and the company’s bylaws obligate it, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of the company and at the company’s request, serves or has served at another corporation, REIT, partnership, joint venture, trust, limited liability company, employee benefit plan or any other enterprise as a director, officer, partner, trustee, member or manager and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

The rights to indemnification and advance of expenses provided by the company’s charter and bylaws shall vest immediately upon election of a director or officer.

The company’s charter and bylaws also permit the company to indemnify and advance expenses to any person who served a predecessor of the company in any of the capacities described above and to any employee or agent of the company or a predecessor of the company.

The partnership agreement provides that the company, as general partner, and the company’s officers and directors are indemnified to the fullest extent permitted by law. See “Description of the Partnership Agreement of Digital Realty Trust, L.P.—Indemnification and Limitation of Liability.” The company has also entered into indemnification agreements with each of its executive officers and directors that obligate the company to indemnify them to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax considerations regarding our company’s election to be taxed as a REIT, the exercise of redemption rights with respect to the common units, and the acquisition, ownership or disposition of our common stock. For purposes of this discussion, references to “we,” “our” and “us” mean only Digital Realty Trust, Inc., and do not include any of its subsidiaries, except as otherwise indicated. This summary is for general information only and is not tax advice. The information in this summary is based on:

•	the Internal Revenue Code of 1986, as amended, or the Code;

•	current, temporary and proposed Treasury Regulations promulgated under the Code;

•	the legislative history of the Code;

•	administrative interpretations and practices of the Internal Revenue Service, or the IRS; and

•	court decisions;

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested and do not intend to request a ruling from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary does not discuss any state, local or non-U.S. tax consequences, or any tax consequences arising under any federal tax laws other than U.S. federal income tax laws, associated with the acquisition, ownership or disposition of our common stock or our election to be taxed as a REIT.

You are urged to consult your tax advisor regarding the tax consequences to you of:

•	the exercise of redemption rights with respect to the common units;

•	the acquisition, ownership or disposition of our common stock, including the federal, state, local, non-U.S. and other tax consequences;

•	our election to be taxed as a REIT for U.S federal income tax purposes; and

•	potential changes in applicable tax laws.

Tax Consequences of the Exercise of Redemption Rights

If you are a holder of common units and you exercise your right to require our operating partnership to redeem all or part of your common units, and we elect to acquire some or all of your common units in exchange for our common stock, the exchange will be a taxable transaction. You generally will recognize gain in an amount equal to the value of our common stock that you receive, plus the amount of liabilities of the operating partnership allocable to your common units being exchanged, less your tax basis in those common units. The recognition of any loss is subject to a number of limitations set forth in the Code. The character of any gain or loss as capital or ordinary, or any gain as recapture gain under Section 1250 of the Code, will depend on the nature of the assets of the operating partnership at the time of the exchange. The tax treatment of any redemption of your common units by the operating partnership in exchange for cash may be similar, depending on your circumstances.

Taxation of Our Company

General. We have elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 2004. We believe that we have been organized and have operated in a manner that has allowed us to qualify for taxation as a REIT under the Code commencing with our taxable year ended December 31, 2004, and we intend to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized and have operated, or will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify” for any potential tax consequences if we fail to qualify as a REIT.

The sections of the Code and the corresponding Treasury Regulations that relate to qualification and taxation as a REIT are highly technical and complex. The following discussion sets forth certain material aspects of the sections of the Code that govern the U.S. federal income tax treatment of a REIT and the holders of certain of its securities. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated under the Code, and administrative and judicial interpretations thereof.

Latham & Watkins LLP has acted as our tax counsel in connection with this prospectus and our election to be taxed as a REIT. Latham & Watkins LLP has rendered an opinion to us to the effect that, commencing with our taxable year ending December 31, 2004, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion was based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one of our officers. In addition, this opinion was based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, which are discussed below, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year have satisfied or will satisfy those requirements. Further, the anticipated U.S. federal income tax treatment described herein may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. Latham & Watkins LLP has no obligation to update its opinion subsequent to the date of such opinion.

For each taxable year in which we qualify for taxation as a REIT, we generally will not be required to pay U.S. federal corporate income taxes on our REIT taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a C corporation. A C corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. We will, however, be required to pay U.S. federal income tax as follows:

•	First, we will be required to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	Second, we may be required to pay the “alternative minimum tax” on our items of tax preference under some circumstances.

•	Third, if we have (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test, this tax is not applicable. Subject to certain other requirements, foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•	Fourth, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.

•	Fifth, if we fail to satisfy the 75% gross income test or the 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (1) the greater of (A) the amount by which we fail to satisfy the 75% gross income test and (B) the amount by which we fail to satisfy the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

•	Sixth, if we fail to satisfy any of the asset tests (other than a de minimis failure of the 5% or 10% asset test), as described below, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

•	Seventh, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the gross income tests or certain violations of the asset tests, as described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•	Eighth, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for the year, (2) 95% of our capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

•	Ninth, if we acquire any asset from a corporation that is or has been a C corporation in a transaction in which our basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which we acquired the asset, and we subsequently recognize gain on the disposition of the asset during the five-year period beginning on the date on which we acquired the asset, then we generally will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation. Under applicable Treasury Regulations, any gain from the sale of property we acquired in an exchange under Section 1031 (a like-kind exchange) or 1033 (an involuntary conversion) of the Code generally are excluded from the application of this built-in gains tax.

•	Tenth, our subsidiaries that are C corporations, including our “taxable REIT subsidiaries” described below, generally will be required to pay federal corporate income tax on their earnings.

•	Eleventh, we will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions,” “excess interest,” or (for taxable years beginning after December 31, 2015) “redetermined TRS service income,” as described below under “—Penalty Tax.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a taxable REIT subsidiary of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Redetermined TRS service income generally represents income of a taxable REIT subsidiary that is understated as a result of services provided to us or on our behalf.

•

Twelfth, we may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the basis of the stockholder in our capital stock.

Other countries may impose taxes on our operations within their jurisdictions. To the extent possible, we will structure our activities to minimize our non-U.S. tax liability. However, there can be no assurance that we will be able to eliminate our non-U.S. tax liability or reduce it to a specified level. Furthermore, as a REIT, both we and our stockholders will derive little or no benefit from foreign tax credits arising from those non-U.S. taxes.

Requirements for Qualification as a REIT. The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3)	that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4)	that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

(5)	that is beneficially owned by 100 or more persons;

(6)	not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including certain specified entities, during the last half of each taxable year; and

(7)	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust.

We believe that we have been organized and have operated in a manner that has allowed us, and will continue to allow us, to satisfy conditions (1) through (7) inclusive, during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of our shares that are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. A description of the share ownership and transfer restrictions relating to our common stock is contained in the discussion under the heading “Restrictions on Ownership and Transfer.” These restrictions, however, do not ensure that we have previously satisfied, and may not ensure that we will, in all cases, be able to continue to satisfy, the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See “—Failure to Qualify.”

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries. In the case of a REIT that is a partner in a partnership or a member in a limited liability company treated as a partnership for U.S. federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to special rules relating to the 10% asset test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of our operating partnership, including our operating partnership’s share of these items of any partnership or limited liability company treated as a partnership or disregarded entity for U.S. federal income tax purposes in which it owns an interest, is treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the gross income and asset tests described below. A brief summary of the rules governing the U.S. federal income taxation of partnerships and limited liability companies is set forth below in “—Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies.”

We have control of our operating partnership and most of the subsidiary partnerships and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. We may from time to time be a limited partner or non-managing member in some of our partnerships and limited liability companies. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

We may from time to time own and operate certain properties through wholly owned subsidiaries that we intend to treat as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock and do not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for all purposes under the Code, including all REIT qualification tests. Thus, in applying the federal tax requirements described in this discussion, any qualified REIT subsidiaries we own are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as our assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not subject to U.S. federal income tax, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “—Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries. We currently own an interest in a number of taxable REIT subsidiaries and may acquire securities in additional taxable REIT subsidiaries in the future. A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a taxable REIT subsidiary. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to U.S. federal income tax as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT for U.S. federal income tax purposes if certain tests regarding the taxable REIT subsidiary’s debt to equity ratio and interest expense are not satisfied. A REIT’s ownership of securities of a taxable REIT subsidiary is not subject to the 5% or 10% asset test described below. See “—Asset Tests.”

Income Tests. We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions and certain foreign currency gains) from investments relating to real property or mortgages on real property, including “rents from real property,” dividends from other REITs and, in certain circumstances, interest, or certain types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains) from the real property investments described above or dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

•	The amount of rent is not based in any way on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

•	Neither we nor an actual or constructive owner of 10% or more of our capital stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents we receive from such a tenant that is a taxable REIT subsidiary of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such taxable REIT subsidiary;

•	Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property.” To the extent that rent attributable to personal property, leased in connection with a lease of real property, exceeds 15% of the total rent received under the lease, we may transfer a portion of such personal property to a taxable REIT subsidiary; and

•

We generally do not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal, general maintenance of common areas, interconnection services and certain basic server services that do not require logical access to our tenants’ equipment. In addition, we may employ an independent contractor from whom we derive no revenue to provide customary services, or a taxable REIT subsidiary (which may be wholly or partially owned by us) to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” Any amounts we receive from a taxable REIT subsidiary with respect to the taxable REIT subsidiary’s provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

We generally do not intend, and as the general partner of our operating partnership, do not intend to permit our operating partnership, to take actions we believe will cause us to fail to satisfy the rental conditions described above. However, we may intentionally fail to satisfy some of these conditions to the extent we determine, based on the advice of our tax advisors, that the failure will not jeopardize our tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, we generally have not obtained appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will not disagree with our determinations of value.

Income we receive that is attributable to the rental of parking spaces at the properties generally will constitute rents from real property for purposes of the gross income tests if certain services provided with respect to the parking spaces are performed by independent contractors from whom we derive no revenue, either directly or indirectly, or by a taxable REIT subsidiary, and certain other conditions are met. We believe that the income we receive that is attributable to parking spaces will meet these tests and, accordingly, will constitute rents from real property for purposes of the gross income tests.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income and thus will be exempt from the 75% and 95% gross income tests. The term “hedging transaction,” as used above, generally means (A) any transaction we enter into in the normal course of our business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, or (2) currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test, and (B) for taxable years beginning after December 31, 2015, new hedging transactions entered into to hedge the income or loss from prior hedging transactions, where the property or indebtedness which was the subject of the prior hedging transaction was extinguished or disposed of. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

We have investments in several entities located outside the United States and in the future we may invest in additional entities or properties located outside the United States. In addition, from time to time we may acquire additional properties outside of the United States, through a taxable REIT subsidiary or otherwise. These acquisitions could cause us to incur foreign currency gains or losses. Any foreign currency gains, to the extent attributable to specified items of qualifying income or gain, or specified qualifying assets, however, generally will not constitute gross income for purposes of the 75% and 95% gross income tests, and therefore will be excluded from these tests.

To the extent our taxable REIT subsidiaries pay dividends, we generally will derive our allocable share of such dividend income through our interest in our operating partnership. Such dividend income will qualify under the 95%, but not the 75%, gross income test.

We will monitor the amount of the dividend and other income from our taxable REIT subsidiaries and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although we expect these actions will be sufficient to prevent a violation of the gross income tests, we cannot guarantee that such actions will in all cases prevent such a violation.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. We generally may make use of the relief provisions if:

•	following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “—Taxation of Our Company—General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.

Prohibited Transaction Income. Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our operating partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. This prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. As the general partner of our operating partnership, we intend to cause our operating partnership to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with our investment objectives. We do not intend, and do not intend to permit our operating partnership or its subsidiary partnerships or limited liability companies, to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales made by our operating partnership or its subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.

Penalty Tax. Any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income we generate will be subject to a 100% penalty tax. In general, (1) redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a taxable REIT subsidiary of ours, (2) redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations, and (3) redetermined TRS service income is income of a taxable REIT subsidiary that is understated as a result of services provided to us or on our behalf. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

From time to time, our taxable REIT subsidiaries provide services to our tenants. We believe we have set, and we intend to set in the future, any fees paid to our taxable REIT subsidiaries for such services at arm’s length rates, although the fees paid may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s length fee for tenant services over the amount actually paid.

Asset Tests. At the close of each calendar quarter of our taxable year, we must also satisfy certain tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and U.S. government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property and, to a limited extent, personal property), shares (or transferable certificates of beneficial interest) in other REITs, any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years (but only for the one-year period beginning on the date the REIT receives such proceeds), debt instruments of publicly offered REITs, and personal property leased in connection with a lease of real property for which the rent attributable to personal property is not greater than 15% of the total rent received under the lease.

Second, not more than 25% of the value of our total assets may be represented by securities (including securities of taxable REIT subsidiaries), other than those securities includable in the 75% asset test.

Third, of the investments included in the 25% asset class, and except for investments in other REITs, our qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, securities satisfying the “straight debt” safe-harbor or securities issued by a partnership that itself would satisfy the 75% income test if it were a REIT. Certain types of securities we may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code. From time to time we may own securities (including debt securities) of issuers that do not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary. We intend that our ownership of any such securities will be structured in a manner that allows us to comply with the asset tests described above.

Fourth, not more than 25% (20% for taxable years beginning after December 31, 2017) of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries. Our operating partnership currently owns the stock of certain corporations that have elected, together with us, to be treated as our taxable REIT subsidiaries. So long as each of these companies qualifies as a taxable REIT subsidiary, we will not be subject to the 5% asset test, the 10% voting securities limitation or the 10% value limitation with respect to our ownership of their securities. We may acquire securities in other taxable REIT subsidiaries in the future. We believe that the aggregate value of our taxable REIT subsidiaries has not exceeded, and in the future will not exceed, 25% (20% for taxable years beginning after December 31, 2017) of the aggregate value of our gross assets. No independent appraisals have been obtained to support these conclusions. In addition, there can be no assurance that the IRS will not disagree with our determinations of value.

Fifth, not more than 25% of the value of our total assets may be represented by debt instruments of publicly offered REITs to the extent those debt instruments would not be real estate assets but for the inclusion of debt instruments of publicly offered REITs in the meaning of real estate assets, as described above (e.g., a debt instrument issued by a publicly offered REIT that is not secured by a mortgage on real property).

The asset tests must be satisfied at the close of each calendar quarter of our taxable year in which we (directly or through any partnership, limited liability company or qualified REIT subsidiary) acquire securities in the applicable issuer, and also at the close of each calendar quarter in which we increase our ownership of securities of such issuer (including as a result of an increase in our interest in any partnership or limited liability company that owns such securities). For example, our indirect ownership of securities of each issuer will increase as a result of our capital contributions to our operating partnership or as limited partners exercise their redemption/exchange rights. Also, after initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interest in any partnership or limited liability company), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe that we have maintained, and we intend to maintain, adequate records of the value of our assets to ensure compliance with the asset tests. If we fail to cure any noncompliance with the asset tests within the 30-day cure period, we would cease to qualify as a REIT unless we are eligible for certain relief provisions discussed below.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we will be deemed to have met the 5% and 10% asset tests if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30-day cure period by taking steps including (i) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.

Although we believe we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance that we will always be successful, or will not require a reduction in our operating partnership’s overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT.

Annual Distribution Requirements. To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our “REIT taxable income”; and

•	90% of our after-tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income.”

For these purposes, our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income generally means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.

In addition, our “REIT taxable income” will be reduced by any taxes we are required to pay on any gain we recognize from the disposition of any asset we acquired from a corporation that is or has been a C corporation in a transaction in which our tax basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which we acquired the asset, within a period that is generally five years following our acquisition of such asset, as described above under “—General.”

We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At our election, a distribution will be treated as paid in a taxable year if it is declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year. These distributions are treated as received by our stockholders in the year in which they are paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement. In order to be taken into account for purposes of our distribution requirement, except as provided below, the amount distributed must not be preferential—i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. This preferential limitation will not apply to distributions made by us, provided we qualify as a “publicly offered REIT.” We believe that we are, and expect we will continue to be, a “publicly offered REIT.” To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on the undistributed amount at regular corporate tax rates. We believe that we have made, and we intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. In this regard, the partnership agreement of our operating partnership authorizes us, as the general partner of our operating partnership, to take such steps as may be necessary to cause our operating partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements and to minimize our corporate tax obligation.

We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt or for other reasons. If these timing differences occur, we may borrow funds to pay dividends or pay dividends in the form of taxable stock dividends in order to meet the distribution requirements, while preserving our cash.

Under some circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In that case, we may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends. While the payment of a deficiency dividend will apply to a prior year for purposes of our REIT distribution requirements, it will be treated as an additional distribution to our stockholders in the year such dividend is paid.

Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of 85% of our ordinary income for such year, 95% of our capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

For purposes of the 90% distribution requirement and excise tax described above, dividends declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our stockholders on December 31 of the year in which they are declared.

Like-Kind Exchanges. We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay U.S. federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Tax Liabilities and Attributes Inherited in Connection with Acquisitions. From time to time, we or our operating partnership may acquire other corporations or entities and, in connection with such acquisitions, we may succeed to the historical tax attributes and liabilities of such entities. For example, if we acquire a C corporation and subsequently dispose of its assets within five years of the acquisition, we could be required to pay the built-in gain tax described above under “—General.” In addition, in order to qualify as a REIT, at the end of any taxable year, we must not have any earnings and profits accumulated in a non-REIT year. As a result, if we acquire a C corporation, we must distribute the corporation’s earnings and profits accumulated prior to the acquisition before the end of the taxable year in which we acquire the corporation. We also could be required to pay the acquired entity’s unpaid taxes even though such liabilities arose prior to the time we acquired the entity.

Moreover, we may from time to time acquire other REITs through a merger or acquisition. If any such REIT failed to qualify as a REIT for any of its taxable years, such REIT would be liable for (and we, as the surviving corporation in the merger or acquisition, would be obligated to pay) U.S. federal income tax on its taxable income at regular rates, and if the merger or acquisition is a transaction in which our tax basis in the assets of such REIT is less than the fair market value of the assets, in each case, determined at the time of the merger or acquisition, we would be subject to tax on the built-in gain on each asset of such REIT as described above if we were to dispose of the asset in a taxable transaction during the five-year period following the merger or acquisition. Moreover, even if such REIT qualified as a REIT at all relevant times, we would similarly be liable for other unpaid taxes (if any) of such REIT (such as the 100% tax on gains from any sales treated as “prohibited transactions” as described above under “—Prohibited Transaction Income”).

Furthermore, after our acquisition of another corporation or entity, the asset and income tests will apply to all of our assets, including the assets we acquire from such corporation or entity, and to all of our income, including the income derived from the assets we acquire from such corporation or entity. As a result, the nature of the assets that we acquire from such corporation or entity and the income we derive from those assets may have an effect on our tax status as a REIT.

Failure to Qualify. If we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT, certain specified cure provisions may be available to us. Except with respect to violations of the gross income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to satisfy the requirements for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In such event, corporate distributees may be eligible for the dividends-received deduction. In addition, non-corporate stockholders, including individuals, may be eligible for the preferential tax rates on qualified dividend income. Unless entitled to relief under specific statutory provisions, we would also be ineligible to elect to be treated as a REIT for the four taxable years following the year for which we lose our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies

General. All of our investments are held indirectly through our operating partnership. In addition, our operating partnership holds certain of its investments indirectly through subsidiary partnerships and limited liability companies that we believe are and will continue to be treated as partnerships or disregarded entities for U.S. federal income tax purposes. In general, entities that are treated as partnerships or disregarded entities for U.S. federal income tax purposes are “pass-through” entities which are not required to pay U.S. federal income tax.

Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the partnership or limited liability company, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership or limited liability company. We will include in our income our share of these partnership and limited liability company items for purposes of the various gross income tests, the computation of our REIT taxable income, and the REIT distribution requirements. Moreover, for purposes of the asset tests, we will include our pro rata share of assets held by our operating partnership, including its share of the assets of its subsidiary partnerships and limited liability companies, based on our capital interests in each such entity. See “—Taxation of Our Company.”

Entity Classification. Our interests in our operating partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships (or disregarded entities). For example, an entity that would otherwise be treated as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership” and certain other requirements are met. A partnership or limited liability company would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable Treasury Regulations. We do not anticipate that our operating partnership or any subsidiary partnership or limited liability company will be treated as a publicly traded partnership that is taxable as a corporation. However, if any such entity were treated as a corporation, it would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See “—Taxation of Our Company—Asset Tests” and “—Income Tests.” This, in turn, could prevent us from qualifying as a REIT. See “—Failure to Qualify” for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of our operating partnership or a subsidiary partnership or limited liability company might be treated as a taxable event. If so, we might incur a tax liability without any related cash payment. We believe our operating partnership and each of our other partnerships and limited liability companies have been and will continue to be treated as partnerships or disregarded entities for U.S. federal income tax purposes.

Allocations of Income, Gain, Loss and Deduction. The operating partnership agreement generally provides that items of operating income will be allocated to us to the extent of the accrued preferred return on our preferred units and then to the holders of common units in proportion to the number of common units held by each such unitholder. Items of operating loss will generally be allocated first to the holders of common units in proportion to the number of common units held, and then to us with respect to our preferred units. Certain limited partners may, from time to time, guarantee debt of our operating partnership, indirectly through an agreement to make capital contributions to our operating partnership under limited circumstances. As a result of these guaranties or contribution agreements, and notwithstanding the foregoing discussion of allocations of income and loss of our operating partnership to holders of units, such limited partners could under limited circumstances be allocated a disproportionate amount of net loss upon a liquidation of our operating partnership, which net loss would have otherwise been allocable to us. In addition, the partnership agreement further provides that holders of long-term incentive units, class C units and class D units may be entitled to receive special allocations of gain in the event of a sale or hypothetical sale of assets of our operating partnership prior to the allocation of gain to holders of common units. This special allocation of gain is intended to enable the holders of long-term incentive units, class C units and class D units to convert such units into common units.

If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership.

This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss of our operating partnership and any subsidiaries that are treated as partnerships for U.S. federal income tax purposes are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder.

Tax Allocations With Respect to the Properties. Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership (including a limited liability company treated as a partnership for U.S. federal income tax purposes) in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution (this difference is referred to as a book-tax difference), as adjusted from time to time. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

Appreciated property was contributed to our operating partnership in exchange for interests in our operating partnership in connection with the formation transactions. In addition, our operating partnership may, from time to time, acquire interests in property in exchange for interests in our operating partnership. In that case, the tax basis of these property interests generally carries over to the operating partnership, notwithstanding their different book (i.e., fair market) value (this difference is referred to as a book-tax difference). The partnership agreement requires that income and loss allocations with respect to these properties be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships (including limited liability companies treated as partnerships for U.S. federal income tax purposes) with a choice of several methods of accounting for book-tax differences. Depending on the method we choose in connection with any particular contribution, the carryover basis of each of the contributed interests in the properties in the hands of our operating partnership (i) will or could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if any of the contributed properties were to have a tax basis equal to its respective fair market value at the time of the contribution and (ii) could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in our operating partnership. An allocation described in clause (ii) above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “—Taxation of Our Company—Requirements for Qualification as a REIT” and “—Annual Distribution Requirements.”

Any property acquired by our operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code generally will not apply.

Partnership Audit Rules. The Bipartisan Budget Act of 2015 changes the rules applicable to U.S. federal income tax audits of partnerships. Under the new rules (which are generally effective for taxable years beginning after December 31, 2017), among other changes and subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. Although there is still uncertainty regarding the implementation of these new rules, it is possible that they could result in partnerships in which we directly or indirectly invest, including our operating partnership, being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. The changes created by these new rules are sweeping and in many respects dependent on the promulgation of future regulations or other guidance by the U.S. Department of the Treasury. Prospective investors are urged to consult their tax advisors with respect to these changes and their potential impact on their investment in our common stock.

U.S. Federal Income Tax Considerations for Holders of Our Common Stock

The following summary describes the material U.S. federal income tax consequences to you of acquiring, owning and disposing of our common stock. This summary assumes you hold our common stock as a “capital asset” (generally, property held for investment within the meaning of Section 1221 of the Code). It does not address all U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances. In addition, except where specifically noted, this discussion does not address the tax consequences relevant to persons subject to special rules, including, without limitation:

•	banks, insurance companies, and other financial institutions;

•	tax-exempt organizations or governmental organizations;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	persons subject to the alternative minimum tax;

•	regulated investment companies and REITs;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	broker, dealers or traders in securities;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code; or

•	United States persons whose functional currency is not the U.S. dollar.

If you are considering acquiring our common stock, you should consult your tax advisor concerning the application of U.S. federal income tax laws to your particular situation as well as any consequences of the acquisition, ownership and disposition of our common stock arising under the laws of any state, local or non-U.S. taxing jurisdiction or under any applicable tax treaty.

When we use the term “U.S. holder,” we mean a holder of shares of our common stock who, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation, including an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a United States court and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

If you are an individual, corporation, estate or trust that holds shares of our common stock and you are not a U.S. holder, you are a “non-U.S. holder.”

If an entity treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding shares of our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

Taxation of Taxable U.S. Holders of Our Common Stock

Distributions Generally. Distributions out of our current or accumulated earnings and profits will be treated as dividends and, other than with respect to capital gain dividends and certain amounts which have previously been subject to corporate level tax, as discussed below, will be taxable to our taxable U.S. holders as ordinary income when actually or constructively received. See “—Tax Rates” below. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. holders that are corporations or, except to the extent described in “—Tax Rates” below, the preferential rates on qualified dividend income applicable to non-corporate U.S. holders, including individuals. For purposes of determining whether distributions to holders of our common stock are out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock and then to our outstanding common stock.

To the extent that we make distributions on our common stock in excess of our current and accumulated earnings and profits allocable to such stock, these distributions will be treated first as a tax-free return of capital to a U.S. holder. This treatment will reduce the U.S. holder’s adjusted tax basis in such shares of stock by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder’s adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and which are payable to a holder of record on a specified date in any of these months will be treated as both paid by us and received by the holder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. U.S. holders may not include in their own income tax returns any of our net operating losses or capital losses.

U.S. holders that receive taxable stock dividends, including dividends partially payable in our capital stock and partially payable in cash, would be required to include the full amount of the dividend (i.e., the cash and the stock portion) as ordinary income (subject to limited exceptions) to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes, as described above. The amount of any distribution payable in our capital stock generally is equal to the amount of cash that could have been received instead of the capital stock. Depending on the circumstances of a U.S. holder, the tax on the distribution may exceed the amount of the distribution received in cash, in which case such U.S. holder would have to pay the tax using cash from other sources. If a U.S. holder sells the capital stock it received in connection with a taxable stock distribution in order to pay this tax and the proceeds of such sale are less than the amount required to be included in income with respect to the stock portion of the distribution, such U.S. holder could have a capital loss with respect to the stock sale that could not be used to offset such dividend income. A U.S. holder that receives capital stock pursuant to a distribution generally has a tax basis in such capital stock equal to the amount of cash that could have been received instead of such capital stock as described above, and has a holding period in such capital stock that begins on the day immediately following the payment date for the distribution.

Capital Gain Dividends. Dividends that we properly designate as capital gain dividends will be taxable to our taxable U.S. holders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that such gain does not exceed our actual net capital gain for the taxable year and may not exceed our dividends paid for the taxable year, including dividends paid the following year that are treated as paid in the current year. U.S. holders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. If we properly designate any portion of a dividend as a capital gain dividend then, except as otherwise required by law, we presently intend to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of our capital stock for the year to the holders of each class of our capital stock in proportion to the amount that our total dividends, as determined for U.S. federal income tax purposes, paid or made available to the holders of each such class of our capital stock for the year bears to the total dividends, as determined for U.S. federal income tax purposes, paid or made available to holders of all classes of our capital stock for the year. In addition, except as otherwise required by law, we will make a similar allocation with respect to any undistributed long-term capital gains which are to be included in our stockholders’ long-term capital gains, based on the allocation of the capital gain amount which would have resulted if those undistributed long-term capital gains had been distributed as “capital gain dividends” by us to our stockholders.

Retention of Net Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, our earnings and profits (determined for U.S. federal income tax purposes) would be adjusted accordingly, and a U.S. holder generally would:

•	include its pro rata share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

•	be deemed to have paid its share of the capital gains tax imposed on us on the designated amounts included in the U.S. holder’s income as long-term capital gain;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•	in the case of a U.S. holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.

Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. holder of our common stock will not be treated as passive activity income. As a result, U.S. holders generally will not be able to apply any “passive losses” against this income or gain. A U.S. holder generally may elect to treat capital gain dividends, capital gains from the disposition of our common stock and income designated as qualified dividend income, as described in “—Tax Rates” below, as investment income for purposes of computing the investment interest limitation, but in such case, the holder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Our Common Stock. If a U.S. holder sells or disposes of shares of our common stock, it will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted basis in the shares of our common stock for tax purposes. This gain or loss, except as provided below, will be long-term capital gain or loss if the holder has held such common stock for more than one year. However, if a U.S. holder recognizes a loss upon the sale or other disposition of common stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. holder received distributions from us which were required to be treated as long-term capital gains.

Tax Rates. The maximum tax rate for non-corporate taxpayers for (1) long-term capital gains, including certain “capital gain dividends,” is generally 20% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” is generally 20%. In general, dividends payable by REITs are not eligible for the reduced tax rate on qualified dividend income, except to the extent that certain holding period requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries) or to income that was subject to tax at the corporate/REIT level (for example, if the REIT distributed taxable income that it retained and paid tax on in the prior taxable year). Capital gain dividends will only be eligible for the rates described above to the extent that they are properly designated by the REIT as “capital gain dividends.” In addition, U.S. stockholders that are corporations may be required to treat up to 20% of some capital gain dividends as ordinary income.

Taxation of Tax-Exempt Holders of Our Common Stock

Dividend income from us and gain arising upon a sale of shares of our common stock generally should not be unrelated business taxable income, or UBTI, to a tax-exempt holder, except as described below. This income or gain will be UBTI, however, to the extent a tax-exempt holder holds its shares as “debt-financed property” within the meaning of the Code. Generally, “debt-financed property” is property the acquisition or holding of which was financed through a borrowing by the tax-exempt holder.

For tax-exempt holders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in our shares will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as UBTI as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts or if such REIT is not “predominantly held” by “qualified trusts.” As a result of restrictions on ownership and transfer of our stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described above should be inapplicable to our holders. However, because our stock is publicly traded, we cannot guarantee that this will always be the case.

Taxation of Non-U.S. Holders of Our Common Stock

The following discussion addresses the rules governing U.S. federal income taxation of the acquisition, ownership and disposition of our common stock by non-U.S. holders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address other federal, state, local or non-U.S. tax consequences that may be relevant to a non-U.S. holder in light of its particular circumstances. We urge non-U.S. holders to consult their tax advisors to determine the impact of federal, state, local and non-U.S. income tax and other tax laws and any applicable tax treaty on the acquisition, ownership and disposition of shares of our common stock, including any reporting requirements.

Distributions Generally. Distributions (including any taxable stock distributions) that are neither attributable to gains from sales or exchanges by us of United States real property interests, or USRPIs, nor designated by us as capital gain dividends (except as described below) will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable). Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied for a non-U.S. holder to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with a U.S. trade or business generally will not be subject to withholding but will be subject to U.S. federal income tax on a net basis at the regular graduated rates, in the same manner as dividends paid to U.S. holders are subject to U.S. federal income tax. Any such dividends received by a non-U.S. holder that is a corporation may also be subject to an additional branch profits tax at a 30% rate (applicable after deducting U.S. federal income taxes paid on such effectively connected income) or such lower rate as may be specified by an applicable income tax treaty.

Except as otherwise provided below, we expect to withhold U.S. federal income tax at the rate of 30% on any distributions made to a non-U.S. holder unless:

(1)	a lower treaty rate applies and the non-U.S. holder files with us an IRS Form W-8BEN or W-8BEN-E (or applicable successor form) evidencing eligibility for that reduced treaty rate; or

(2)	the non-U.S. holder files an IRS Form W-8ECI (or applicable successor form) with us claiming that the distribution is income effectively connected with the non-U.S. holder’s trade or business.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. holder to the extent that such distributions do not exceed the adjusted tax basis of the holder’s common stock, but rather will reduce the adjusted tax basis of such stock. To the extent that such distributions exceed the non-U.S. holder’s adjusted tax basis in such common stock, they generally will give rise to gain from the sale or exchange of such stock, the tax treatment of which is described below. However, recent legislation may cause such excess distributions to be treated as dividend income for certain non-U.S. stockholders. For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld may be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided that certain conditions are met.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests. Distributions to a non-U.S. holder that we properly designate as capital gain dividends, other than those arising from the disposition of a USRPI, generally should not be subject to U.S. federal income taxation, unless:

(1)	the investment in our common stock is treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a non-U.S. corporation may also be subject to a branch profits tax of up to 30%, as discussed above; or

(2)	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to U.S. federal income tax at a rate of 30% on the non-U.S. holder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of such non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Pursuant to the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-U.S. holder that are attributable to gain from sales or exchanges by us of USRPIs, whether or not designated as capital gain dividends, will cause the non-U.S. holder to be treated as recognizing such gain as income effectively connected with a U.S. trade or business. Non-U.S. holders generally would be taxed at the regular graduated rates applicable to U.S. holders, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. We also will be required to withhold and to remit to the IRS 35% (or 20% to the extent provided in applicable Treasury Regulations) of any distribution to non-U.S. holders attributable to gain from sales or exchanges by us of USRPIs. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation. The amount withheld is creditable against the non-U.S. holder’s U.S. federal income tax liability. However, any distribution with respect to any class of stock that is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 35% U.S. withholding tax described above, if the non-U.S. holder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of the distribution. Instead, such distributions generally will be treated as ordinary dividend distributions and subject to withholding in the manner described above with respect to ordinary dividends. In addition, distributions to certain non-U.S. publicly traded stockholders that meet certain record-keeping and other requirements (“qualified holders”) are exempt from FIRPTA, except to the extent owners of such qualified holders that are not also qualified holders own, actually or constructively, more than 10% of our capital stock. Furthermore, distributions to “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts we designate as retained net capital gains in respect of our common stock should be treated with respect to non-U.S. holders as actual distributions of capital gain dividends. Under this approach, the non-U.S. holders may be able to offset as a credit against their U.S. federal income tax liability their proportionate share of the tax paid by us on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by us exceeds their actual U.S. federal income tax liability. If we were to designate any portion of our net capital gain as retained net capital gain, non-U.S. holders should consult their tax advisors regarding the taxation of such retained net capital gain.

Sale of Our Common Stock. Gain realized by a non-U.S. holder upon the sale, exchange or other taxable disposition of our common stock generally will not be subject to U.S. federal income tax unless such stock constitutes a USRPI. In general, stock of a domestic corporation that constitutes a “United States real property holding corporation,” or USRPHC, will constitute a USRPI. We believe that we are a USRPHC. Our common stock will not, however, constitute a USRPI so long as we are a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which at all times during a five-year testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. persons, subject to certain rules. For purposes of determining whether a REIT is a “domestically controlled qualified investment entity,” a person who at all applicable times holds less than 5% of a class of stock that is “regularly traded” is treated as a U.S. holder unless the REIT has actual knowledge that such person is not a U.S. holder. We believe, but cannot guarantee, that we are a “domestically controlled qualified investment entity.” Because our stock is (and, we anticipate, will continue to be) publicly traded, no assurance can be given that we will continue to be a “domestically controlled qualified investment entity.”

Even if we do not qualify as a “domestically controlled qualified investment entity” at the time a non-U.S. holder sells our common stock, gain realized from the sale or other taxable disposition by a non-U.S. holder of such common stock would not be subject to U.S. federal income tax under FIRPTA as a sale of a USRPI if:

(1)	such class of stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market such as the NYSE; and

(2)	such non-U.S. holder owned, actually and constructively, 10% or less of such class of stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the non-U.S. holder’s holding period.

In addition, dispositions of our common stock by qualified holders are exempt from FIRPTA, except to the extent owners of such qualified holders that are not also qualified holders own, actually or constructively, more than 10% of our capital stock. Furthermore, dispositions of our common stock by “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-United States holders should consult their tax advisors regarding the application of these rules.

Notwithstanding the foregoing, gain from the sale, exchange or other taxable disposition of our common stock not otherwise subject to FIRPTA will be taxable to a non-U.S. holder if either (a) the investment in our common stock is treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a foreign corporation may also be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty) on such gain, as adjusted for certain items, or (b) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the non-U.S. holder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our common stock, a non-U.S. holder may be treated as having gain from the sale or other taxable disposition of a USRPI if the non-U.S. holder (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, or is deemed to acquire, other shares of that stock during the 61-day period beginning with the first day of the 30-day period described in clause (1), unless such stock is “regularly traded” and the non-U.S. holder did not own more than 10% of the stock at any time during the one-year period ending on the date of the distribution described in clause (1).

If gain on the sale, exchange or other taxable disposition of our common stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale, exchange or other taxable disposition of our common stock were subject to taxation under FIRPTA, and if shares of such stock were not “regularly traded” on an established securities market, the purchaser of such stock generally would be required to withhold and remit to the IRS 15% of the purchase price.

Information Reporting and Backup Withholding

U.S. Holders. A U.S. holder may be subject to information reporting and backup withholding when such holder receives payments on our common stock or proceeds from the sale or other taxable disposition of such stock. Certain U.S. holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	furnishes an incorrect taxpayer identification number;

•	is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•	fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Non-U.S. Holders. Payments of dividends on our common stock generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of such stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a U.S. person, or the holder otherwise establishes an exemption. Proceeds of a disposition of such stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Medicare Contribution Tax on Unearned Income

Certain U.S. holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends on stock, interest on debt obligations, and capital gains from the sale or other disposition of stock or debt obligations. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on their ownership and disposition of our common stock.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on our common stock or gross proceeds from the sale or other disposition of our common stock, in each case paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock, and will apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2019.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

Other Tax Consequences

State, local and non-U.S. income tax laws may differ substantially from the corresponding U.S. federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-U.S. jurisdiction, or any federal tax other than the income tax. You should consult your tax advisor regarding the effect of state, local and non-U.S. tax laws with respect to our tax treatment as a REIT and on an investment in our common stock.

SELLING STOCKHOLDERS

The “selling stockholders” are the persons or entities who may receive shares of our common stock registered pursuant to this registration statement in exchange for common units upon redemption pursuant to their contractual right. The following table provides the names of the selling stockholders, the maximum number of shares of our common stock issuable to such selling stockholders in the exchange and the aggregate number of shares of our common stock that will be owned by such selling stockholders after the exchange. The information in the following table is based on information provided by or on behalf of the selling stockholders. The number of shares on the following table represents the number of shares of our common stock into which common units held by the selling stockholders are exchangeable. Since the selling stockholders may sell all, some or none of their shares, we cannot estimate the aggregate number of shares that the selling stockholders will offer pursuant to this prospectus or that the selling stockholders will own upon completion of the offering to which this prospectus relates.

The selling stockholders named below and their permitted transferees, pledgees, orderees or other successors may from time to time offer the shares of our common stock offered by this prospectus:

Name	Common Shares Beneficially Owned Prior to the Exchange	Maximum Number of Common Shares Issuable in the Exchange and Available for Resale		Common Shares Beneficially Owned Following the Exchange(1)		Maximum Number of Common Shares to be Resold	Common Shares Beneficially Owned after Resale
				Shares	Percent		Shares	Percent
Piston One Trust u/t/a dated November 28, 2006	0	1,244,725	(2)	1,244,725	*	1,244,725	0	*
Panda Interests LLC	55,109	763,000		818,109	*	763,000	55,109	*
Hossein Fateh	272	708,500	(3)	708,772	*	708,500	272	*
Lammot J. du Pont	75,548	681,250	(4)	756,798	*	681,250	75,548	*
DuPontec II, LP	0	549,142	(5)	549,142	*	549,142	0	*
Piston Two Trust u/t/a dated June 19, 2007	0	498,838	(6)	498,838	*	498,838	0	*
Frank C. Carlucci III Revocable Trust	96,465	145,845		242,310	*	145,845	96,465	*
Athenee Trust u/t/a dated June 11, 2007	7,854	151,234	(7)	159,088	*	151,234	7,854	*
DuPontec, Inc.	0	229,176		229,176	*	229,176	0	*
Mercer Interests LLC	0	187,986	(8)	187,986	*	187,986	0	*
Malcolm and Fay Ann Benzinger-Wilson	25,942	174,298		200,240	*	174,298	25,942	*
Pamalican Trust u/t/a dated November 17, 2006	11,114	239,745	(9)	250,859	*	239,745	11,114	*
Mehdi Fateh	0	126,045		126,045	*	126,045	0	*
Dan and Shirin Ashouri	76,908	40,575		117,483	*	40,575	76,908	*
Malek Generation Skipping Trust U/A/D October 30, 1998 f/b/o Fred W. Malek	14,329	25,615		39,944	*	25,615	14,329	*
Malek Generation Skipping Trust U/A/D October 30, 1998 f/b/o Michelle du Pont Olson	0	39,944		39,944	*	39,944	0	*
Sleehrat Holdings LLC	5,450	38,150		43,600	*	38,150	5,450	*
Condor Horizons LLC	0	32,480		32,480	*	32,480	0	*
Miren du Pont Sanchez FBO Willis Juan Sanchez du Pont	0	32,169		32,169	*	32,169	0	*
Miren du Pont Sanchez FBO Miren Katalin Sanchez du Pont	0	32,169		32,169	*	32,169	0	*
Miren du Pont Sanchez FBO Mikel Luis Sanchez du Pont	0	32,168		32,168	*	32,168	0	*
First Media Trust	0	31,742		31,742	*	31,742	0	*
Miren du Pont Sanchez Revocable Trust	4,679	18,050		22,729	*	18,050	4,679	*
John H. Toole	6,243	15,759		22,002	*	15,759	6,243	*
Frederic W. Malek	4,759	10,900		15,659	*	10,900	4,759	*
Jeff and Theresa Monroe	0	14,525		14,525	*	14,525	0	*
Hani Masri	0	12,521		12,521	*	12,521	0	*
Zeid Masri	0	12,827		12,827	*	12,827	0	*
Frederic V. Malek	34,263	5,340		39,603	*	5,340	34,263	*
Lucy Toole Guillot	0	5,552		5,552	*	5,552	0	*
J. Carter Toole	0	4,462		4,462	*	4,462	0	*
John W. Marriott, III	0	3,631		3,631	*	3,631	0	*
Jeff Monroe	0	3,407		3,407	*	3,407	0	*

Total	418,935	6,111,770		6,530,705	*	6,111,770	418,935	*

*	Less than 1.0%.

(1)	Assumes that we exchange the common units of the selling stockholders for shares of our common stock on a one-for-one basis. The percentage ownership is based on 205,442,570 shares of our common stock outstanding as of November 3, 2017 and is determined for each selling stockholder by taking into account the issuance and sale of shares of our common stock issued in exchange for common units of only such selling stockholder. Also assumes that no transactions with respect to our common stock or common units occur other than the exchange.
(2)	Includes 49,595 shares of common stock issuable in exchange for an equal number of common units subject to that certain pledge, dated as of September 14, 2017, between Manufacturers and Traders Trust Company, as the secured party, and Wilmington Trust Company, as trustee for the selling stockholder. Manufacturers and Traders Trust Company, as pledgee, is hereby named as a selling stockholder hereunder.
(3)	Includes 708,500 shares of common stock issuable in exchange for an equal number of common units subject to that certain pledge, dated as of September 14, 2017, between Wells Fargo Bank N.A., as the secured party, and the selling stockholder. Wells Fargo Bank N.A., as pledgee, is hereby named as a selling stockholder hereunder.
(4)	Includes 681,250 shares of common stock issuable in exchange for an equal number of common units subject to that certain pledge, dated as of September 14, 2017, between UBS Bank N.A., as the secured party, and the selling stockholder. UBS Bank N.A., as pledgee, is hereby named as a selling stockholder hereunder.
(5)	Includes (i) 86,628 shares of common stock issuable in exchange for an equal number of common units subject to that certain pledge, dated as of September 14, 2017, between Manufacturers and Traders Trust Company, as the secured party, and the selling stockholder; and (ii) 90,567 shares of common stock issuable in exchange for an equal number of common units subject to that certain pledge, dated as of September 14, 2017, between National Cooperative Bank, N.A., as the secured party, and the selling stockholder. Manufacturers and Traders Trust Company and National Cooperative Bank, N.A., as pledgees, are hereby named as selling stockholders hereunder.
(6)	Includes (i) 62,724 shares of common stock issuable in exchange for an equal number of common units subject to that certain pledge, dated as of September 14, 2017, between Manufacturers and Traders Trust Company, as the secured party, and Wilmington Trust Company, as trustee for the selling stockholder; and (ii) 65,490 shares of common stock issuable in exchange for an equal number of common units subject to that certain pledge, dated as of September 14, 2017, between National Cooperative Bank, N.A., as the secured party, and Wilmington Trust Company, as trustee for the selling stockholder. Manufacturers and Traders Trust Company and National Cooperative Bank, N.A., as pledgees, are hereby named as selling stockholders hereunder.
(7)	Includes 68,648 shares of common stock issuable in exchange for an equal number of common units subject to that certain pledge, dated as of September 14, 2017, between Manufacturers and Traders Trust Company, as the secured party, and Wilmington Trust Company, as trustee for the selling stockholder. Manufacturers and Traders Trust Company, as pledgee, is hereby named as a selling stockholder hereunder.
(8)	Includes 187,986 shares of common stock issuable in exchange for an equal number of common units subject to that certain pledge, dated as of September 14, 2017, between Wells Fargo Bank N.A., as the secured party, and the selling stockholder. Manufacturers and Traders Trust Company, as pledgee, is hereby named as a selling stockholder hereunder.
(9)	Includes (i) 49,595 shares of common stock issuable in exchange for an equal number of common units subject to that certain pledge, dated as of September 14, 2017, between Manufacturers and Traders Trust Company, as the secured party, and Wilmington Trust Company, as trustee for the selling stockholder; and (ii) 70,850 shares of common stock issuable in exchange for an equal number of common units subject to that certain pledge, dated as of September 14, 2017, between Wells Fargo Bank N.A., as the secured party, and Wilmington Trust Company, as trustee for the selling stockholder. Manufacturers and Traders Trust Company and Wells Fargo Bank N.A., as pledgees, are hereby named as selling stockholders hereunder.

PLAN OF DISTRIBUTION

This prospectus relates to:

•	the issuance by us of up to 6,111,770 shares of our common stock if, and to the extent that, the selling stockholders tender their common units for redemption and we elect, in our sole and absolute discretion, to exchange such common units for common stock in lieu of a cash redemption; and

•	the offer and sale from time to time of some or all of those 6,111,770 shares of common stock by the selling stockholders.

We are registering the shares of our common stock to provide the holders with freely tradable securities, but the registration of these shares does not necessarily mean that any of these shares will be offered or sold by the holders.

We will not receive any proceeds from the issuance of the shares of our common stock to the selling stockholders or from the sale of such shares by the selling stockholders.

We have no obligation to pay any underwriting fees, discounts or commissions attributable to the exchange of common units for our common stock by the selling stockholders or from the resale of such common stock by the selling stockholders. We also have no obligation to pay any transfer taxes relating to the registration or sale of our common stock contemplated hereby.

The selling stockholders may from time to time sell the shares of our common stock covered by this prospectus directly to purchasers. Alternatively, the selling stockholders may from time to time offer such shares through dealers or agents, who may receive compensation in the form of commissions from the selling stockholders and from the purchasers of such shares for whom they may act as agent. The selling stockholders and any dealers or agents that participate in the distribution of such shares may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on the sale of our common stock by them and any commissions received by any of these dealers or agents might be deemed to be underwriting commissions under the Securities Act.

In connection with distribution of the shares of our common stock covered by this prospectus:

•	the selling stockholders may enter into hedging transactions with broker-dealers;

•	the broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders;

•	the selling stockholders may sell our common stock short and deliver the shares of our common stock covered by this prospectus to close out these short positions;

•	the selling stockholders may enter into option or other transactions with broker-dealers that involve the delivery of our common stock to the broker-dealers, who may then resell or otherwise transfer the shares of our common stock covered by this prospectus; and

•	the selling stockholders may loan or pledge our common stock to a broker-dealer and the broker-dealer may sell our common stock so loaned or upon a default may sell or otherwise transfer the pledged stock.

Persons participating in the distribution of the shares of our common stock offered by this prospectus may engage in transactions that stabilize the price of our common stock. The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock in the market and to the activities of the selling stockholders.

LEGAL MATTERS

Venable LLP, Baltimore, Maryland, has issued an opinion to us regarding certain matters of Maryland law, including the validity of our common stock covered by this prospectus. Latham & Watkins LLP, Los Angeles, California has issued an opinion to us regarding certain tax matters described under “United States Federal Income Tax Considerations.”

EXPERTS

The consolidated financial statements and financial statement schedule III of Digital Realty Trust, Inc. and subsidiaries as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audited historical financial statements of DuPont Fabros Technology, Inc. included in Digital Realty Trust, Inc.’s and Digital Realty Trust, L.P.’s Current Report on Form 8-K filed on July 10, 2017, have been so incorporated in reliance on the report of Ernst & Young LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at www.sec.gov. You can inspect reports and other information that Digital Realty Trust, Inc. files at the offices of the NYSE, 20 Broad Street, New York, New York 10005. In addition, we maintain a website that contains information about us at www.digitalrealty.com. The information found on, or otherwise accessible through, this website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, including exhibits, schedules and amendments filed with, or incorporated by reference in, this registration statement, under the Securities Act with respect to the securities registered hereby. This prospectus and any accompanying prospectus supplement do not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the securities registered hereby, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus and any accompanying prospectus supplement as to the contents of any contract or other document referred to, or incorporated by reference in, this prospectus and any accompanying prospectus supplement are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined at the SEC’s public reference room. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. This registration statement is also available to you on the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. The incorporated documents contain significant information about us, our business and our finances. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents we filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2016;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 29, 2017 (solely to the extent specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2016);

•	our Current Reports on Form 8-K filed with the SEC on May 11, 2017 (as amended by the Current Report on Form 8-K/A filed with the SEC on September 22, 2017), May 23, 2017, June 9, 2017, June 9, 2017 (other than with respect to Item 7.01 thereof), June 15, 2017, July 10, 2017, July 12, 2017, July 12, 2017, July 21, 2017, August 2, 2017, August 7, 2017, August 9, 2017, August 11, 2017, August 14, 2017, August 29, 2017, September 1, 2017, September 13, 2017 and September 14, 2017;

•	the description of our common stock, par value $0.01 per share, contained in our Registration Statement on Form 8-A filed on October 28, 2004 (file number 001-32336), including any amendment or reports filed for the purpose of updating this description;

•	the description of our Series C Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share, contained in our Registration Statement on Form 8-A filed on September 13, 2017 (file number 001-32336), including any amendments or reports filed for the purpose of updating this description;

•	the description of our Series G Cumulative Redeemable Preferred Stock, par value $0.01 per share, contained in our Registration Statement on Form 8-A filed on April 4, 2013 (file number 001-32336), including any amendments or reports filed for the purpose of updating this description;

•	the description of our Series H Cumulative Redeemable Preferred Stock, par value $0.01 per share, contained in our Registration Statement on Form 8-A filed on March 21, 2014 (file number 001-32336), including any amendments or reports filed for the purpose of updating this description;

•	the description of our Series I Cumulative Redeemable Preferred Stock, par value $0.01 per share, contained in our Registration Statement on Form 8-A filed on August 21, 2015 (file number 001-32336), including any amendments or reports filed for the purpose of updating this description;

•	the description of our Series J Cumulative Redeemable Preferred Stock, par value $0.01 per share, contained in our Registration Statement on Form 8-A filed on August 4, 2017 (file number 001-32336), including any amendments or reports filed for the purpose of updating this description; and

•	all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part but prior to the effectiveness of the registration statement and between the date of this prospectus and prior to the termination of this offering (excluding any portions of such documents that are deemed “furnished” to the SEC pursuant to applicable rules and regulations).

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A written request should be addressed to Investor Relations, Digital Realty Trust, Inc., Four Embarcadero Center, Suite 3200, San Francisco, California 94111.